SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO. ________________)

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[_]  Preliminary  Proxy  Statement
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[X]  Definitive  Proxy  Statement
[_]  Definitive  Additional  Materials
[_]  Soliciting  Material  Under  Rule  14a-12

                              Easton Bancorp, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                              EASTON BANCORP, INC.
                               501 IDLEWILD AVENUE
                             EASTON, MARYLAND 21601


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 2003


     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Meeting") of Easton Bancorp, Inc. (the "Company") to be held on May 21, 2003, at 11:00 a.m. and at any adjournment thereof, for the purposes set forth in this Proxy Statement. THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The Meeting shall be held at William Hill Manor which is located at 501 Dutchman's Lane, Easton, Maryland 21601. This Proxy Statement and the accompanying form of Proxy were first mailed to the stockholders on or about April 14, 2003.


                  VOTING AND REVOCABILITY OF PROXY APPOINTMENTS

     The Company has fixed March 19, 2003, as the record date (the "Record Date") for determining the stockholders entitled to notice of and to vote at the Meeting. The Company's only class of stock is its Common Stock, par value $0.10 per share (the "Common Stock"). At the close of business on the Record Date, there were outstanding and entitled to vote 565,833 shares of Common Stock, with each share being entitled to one vote. There are no cumulative voting rights. A majority of the outstanding shares of Common Stock represented at the Meeting, in person or by proxy, will constitute a quorum.

     All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted "FOR" the election to the Board of Directors of all the nominees listed below under "ELECTION OF DIRECTORS," "FOR" the ratification of the appointment of Rowles & Company, LLP as independent auditors for the Company for the fiscal year ending December 31, 2003, and, at the proxy holders' discretion, on any other matter that may properly come before the Meeting. Any stockholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it or by delivering a duly executed proxy bearing a later date to the Secretary of the Company. A stockholder may elect to attend the Meeting and vote in person even if he or she has a proxy outstanding.

     Management of the Company is not aware of any other matter to be presented for action at the Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. If any other matters come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their judgment.


                                  SOLICITATION

     The costs of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record will be borne by the Company. Certain officers and regular employees of the Company or its wholly-owned subsidiary, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. The Company expects to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock.

                              ELECTION OF DIRECTORS

     Article Seven of the Company's Articles of Incorporation and Section 3.2 of the Company's Bylaws provide that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible. These provisions also provide that the three classes of directors are to have staggered terms so that the terms of only approximately one-third of the Board members will expire at each annual meeting of stockholders. The Company currently has a total of eighteen directors, with six directors in each of Class I, Class II and Class III.

     In accordance with Section 3.8 of the Company's Bylaws, in October 2002 the Board of Directors increased the size of the Board to eighteen members from seventeen members. In connection with this increase in the size of the Board, the Board elected Charles T. Capute to fill the vacancy resulting from the newly created directorship, and the Board designated Mr. Capute to serve as a Class III director until the next annual meeting of stockholders. Accordingly, in accordance with Section 3.8 of the Company's Bylaws, at the Meeting, the stockholders shall elect a director to serve in this newly created Class III directorship in connection with the election of the Class III directors. In this regard, Mr. Capute is nominated to serve as a Class III director.

     The current Class I directors are Stephen W. Chitty; Thomas E. Hill; W. David Hill, D.D.S.; R. Michael S. Menzies, Sr.; Mahmood S. Shariff, M.D.; and Sheila A. Wainwright. The terms of the Class I directors will expire at the 2004 Annual Meeting of Stockholders. The current Class II directors are J. Parker Callahan, Jr.; J. Fredrick Heaton, D.M.D.; William C. Hill; William R. Houck, D.D.S.; Roger A. Orsini, M.D.; and James B. Spear, Sr. The terms of the Class II directors will expire at the 2005 Annual Meeting of Stockholders. The current Class III directors are Jack H. Bishop, D.D.S.; Charles T. Capute; David
F.  Lesperance; Vinodrai Mehta, M.D.; Myron J. Szczukowski, Jr., M.D.; and Jerry
L. Wilcoxon, C.P.A. The terms of the Class III directors will expire at the Meeting and each of these six current Class III directors has been nominated for election and will stand for election at the Meeting for a three-year term. The officers of the Company are elected annually by the Board of Directors following the annual meeting of stockholders and serve for terms of one year or until their successors are duly elected and qualified.

     It is the intention of the persons named as proxies in the accompanying proxy to vote FOR the election of the nominees identified below to serve for a three-year term, expiring at the 2006 Annual Meeting of Stockholders. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy as proxies, unless specifically instructed otherwise in the proxy, will vote for the election in his or her stead of such other person as the Company's existing Board of Directors may recommend.

     The directors shall be elected by a plurality of the votes cast at the Meeting. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

     The table below sets forth certain information about the nominees, including the nominee's age, position with the Company, and position with Easton Bank & Trust Company (the "Bank"), the Company's wholly-owned banking subsidiary. All of the nominees are currently serving as directors of the Company and are nominated as Class III directors of the Company. Each of the nominees has been a director of the Company since its formation in 1991, except for Charles T. Capute, who was first elected as a director of the Company in October 2002, Vinodrai Mehta, M.D., who was first elected as a director of the Company in 1992, and Myron J. Szczukowski, Jr., M.D., who was first elected as a director of the Company in July 1999.

Name                      Age  Position with the Company  Position with the Bank
------------------------  ---  -------------------------  ----------------------

Jack H. Bishop             58  Director                   Director

Charles T. Capute          52  Director                   Director

David F. Lesperance        49  Director                   Director

Vinodrai Mehta             61  Director                   None

Myron J. Szczukowski, Jr.  50  Director                   None

Jerry L. Wilcoxon          45  Director                   None


     JACK H. BISHOP, D.D.S., 58, serves as a Class III director of the Company and a director of the Bank. Dr. Bishop has been practicing general dentistry in Easton, Maryland since 1972. He attended Albright College for his dental prerequisites and graduated from the University of Maryland Baltimore College of Dental Surgery in 1969. He served as a Captain in the U.S. Army Dental Corps before starting private practice. He is a member of the American Dental Association, Maryland State Dental Association, and Eastern Shore Dental
Society. Dr. Bishop is an active participant in the Maryland Foundation of Dentistry for the Handicapped, in which he donates his time and facilities to elderly, poor, or handicapped individuals for the betterment of their health. Dr. Bishop is a member of the Oxford United Methodist Church where he is chairman of the Administrative Council. In the past, Dr. Bishop has been a partner in an insurance and real estate company as well as a company selling building supplies. He maintains several commercial and real estate holdings.

     CHARLES T. CAPUTE, 52, has served as a Class III director of the Company since October 2002 and a director of the Bank since 1994. Mr. Capute is an attorney practicing principally in the area of trusts and estates. In 2002, he became the founding member and partner of Charles T. Capute LLC. Prior to founding Charles T. Capute LLC, Mr. Capute was a partner at Armistead & Capute from 1996 to 2002 and a partner in the Easton, Maryland office of Miles & Stockbridge from 1990 to 1996. Mr. Capute is a 1972 graduate of Kenyon College where he graduated with a B.A. in English. He received his J.D. degree from Capital University in 1976. Mr. Capute is currently Chairman of the Mid-Shore Community Foundation. He is also a member of the Board of the Easton Memorial Hospital Foundation, for which he also serves as Secretary, and the Board of Gunston Day School. Mr. Capute is also a Member of the Advisory Board of the Talbot County YMCA and the President's Advisory Board of Washington College.

     DAVID F. LESPERANCE, 49, serves as a Class III director of the Company and a director of the Bank. Mr. Lesperance is the owner and president of David Lesperance, Inc., doing business as Lesperance Construction Company. The company builds residential and commercial projects in Talbot and Dorchester counties. Prior to starting his own construction business, Mr. Lesperance was employed by Willow Construction and Charles E. Brohawn Construction Company. Mr. Lesperance has been in the construction field for 29 years.

     VINODRAI MEHTA, M.D., 61, has served as a Class III director of the Company since 1992. He also served as a director of the Bank from 1992 until January
2002. Dr. Mehta has been practicing internal medicine at Dorchester General Hospital in Cambridge, Maryland since 1975. He attended University Tutorial College, London, England, and later attended Medical College of
Rhinische-Friedrich-Wilhelm University in Bonn, Germany. He received his M.D. in 1968. After working for a year at St. Paul Hospital in Addis Ababa, Ethiopia, he came to the United States. He completed his training program for internal medicine at Greater Baltimore Medical Center and Union Memorial Hospital, both in Baltimore, Maryland. Since 1975, he has been a member of the Medical and Surgical Society of Maryland.

     MYRON J. SZCZUKOWSKI, JR., M.D., 50, has served as a Class III director of the Company since July 1999. He also served as a director of the Bank from its formation in 1991 until July 1999. Dr. Szczukowski is a principal and Vice
President of The Orthopaedic Center, a position he has held since 1986. The Orthopaedic Center is a multi-specialty orthopaedic clinic located in Easton, Maryland. He is a graduate of Emory University in Atlanta, Georgia, with a degree in biology. He attended the University of Tennessee Center for Health Sciences in Memphis, Tennessee, and graduated with a degree of Doctor of Medicine in December 1978. He did an internship in general surgery at the Ochsner Clinic in New Orleans, Louisiana. In 1980, he returned to Atlanta,
Georgia and Emory University to complete a four-year residency in orthopaedic surgery. He was in private practice in Atlanta for two years and subsequently moved to Easton, Maryland, where he continues as a Board Certified Orthopaedic Surgeon. Dr. Szczukowski is Medical Director of the Total Joint Center at Easton Memorial Hospital, a member of the medical staff at Easton Memorial Hospital and Dorchester General Hospital, and a faculty instructor of orthopaedic surgery at Johns Hopkins School of Medicine. Dr. Szczukowski has added proficiency in sports medicine and total joint replacements. His charitable activities include serving on the Board of Directors of the local YMCA, on the Board of the Talbot Lacrosse Association, and on the Board of Innovative Health Services.

     JERRY L. WILCOXON, CPA, 45, serves as a Class III director of the Company. He also has served as a director of the Bank from its formation in 1991 until 1999 and from June 2001 until March 2002, and as the Treasurer of the Company from its formation until March 6, 2003. Mr. Wilcoxon is a certified public accountant and is currently a principal in the accounting firm of Anthony, Walter, Duncan & Wilcoxon, LLP, located in Easton, Maryland. He previously served as Chief Financial Officer of Black Oak Computer Service, Inc., a technology consulting company located in Salisbury, Maryland, from March 1998 to March 2001. Prior to that he was a principal of Caulk Management Company, Inc., where he served as Chief Financial Officer from August 1989 until March 1998. Prior to that time, he spent five years as controller for Pioneer Transportation Systems in Hurlock, Maryland, after a two-year career in public accounting. Mr. Wilcoxon was born in Baltimore, Maryland, and is a graduate of Shepherd College with a degree in Accounting. Locally, he is currently serving as the Treasurer for the Talbot Lacrosse Association, and he has served on the Board of Governors of the Talbot County YMCA, and was the Treasurer of the Board of Governors of the Talbot Country Club from 1995 to 2001. Residing in Easton since 1983, he is a member of the Sts. Peter and Paul Roman Catholic Church and the Talbot Country Club.

     THE  BOARD  OF  DIRECTORS  RECOMMENDS  A VOTE "FOR" THE ELECTION OF THE SIX
NOMINEES  NAMED  ABOVE.


                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following sets forth the name of each director and executive officer of the Company, in addition to the directors discussed above who are up for reelection at the Meeting, his or her age, positions held, and a brief description of his or her principal occupation and business experience for at least the preceding five years. Except as otherwise indicated below, each of the directors has been a director of the Company since its formation in 1991. None of the directors are related, except that William C. Hill is the father of
W. David Hill and J. Parker Callahan, Jr. is the father-in-law of Stephen W. Chitty.

     J. PARKER CALLAHAN, JR., 70, has served as a Class II director of the Company since June 1996 and a director of the Bank since its formation. Mr. Callahan is a farmer and a life-long resident of Talbot County and Easton, Maryland. Since completing high school in 1952, Mr. Callahan has operated a diversified farming operation. In recent years, he has expanded his operation and now is an owner and trainer of race horses. Mr. Callahan also was recently involved in the development of a residential community.

     STEPHEN W. CHITTY, 57, has served as a Class I director of the Company since January 2002. He also served as a director of the Bank from its formation in 1991 until January 2002. Mr. Chitty has been the owner and operator of Talbot Crown and Bridge Dental Laboratory in Easton, Maryland, since 1978. Upon graduation from high school, he attended three years of college before enlisting in the United States Air Force. He served four years in the medical-dental field. Following an honorable discharge from the Air Force, Mr. Chitty attended a one-year dental lab school. After working for dental labs in the Baltimore-Washington area for several years, and earning the title of Certified Dental Technician, Mr. Chitty moved to the Easton area in 1978 and began his own business.

     J. FREDRICK HEATON, D.M.D., 55, serves as a Class II director of the Company and a director of the Bank. Dr. Heaton is a dentist specializing in endodontics, practicing in Easton, Maryland. Dr. Heaton is a 1970 graduate of the U.S. Naval Academy with a B.S. in Naval Science and a minor in Mechanical Engineering. He served on active duty for five years in nuclear submarines. He received his D.M.D. degree from the Medical University of South Carolina in 1979. In 1981, he completed advanced specialty training at the University of Maryland Dental School in Baltimore and was awarded a Post-Graduate Certificate in Endodontics. Dr. Heaton has practiced in Easton since 1981. He is active in state and local dental societies and is past president of the Maryland State Association of Endodontists and the Eastern Shore Dental Society. Dr. Heaton has served on the Board of Trustees for the Maryland State Dental Association and is past chairman of the Maryland Dental Association's Council on Dental

Education. He is currently chairman of the Maryland State Dental Association's Political Action Committee. On a local level, Dr. Heaton is a member of the Easton Business Management Authority, Elks Lodge 1622, Habitat for Humanity, Tred Avon Yacht Club, Chesapeake Bay Yacht Club, and Talbot Country Club.

     THOMAS E. HILL, 60, has served as a Class I director of the Company since January 2002. He also served as a director of the Bank from March 1994 until January 2002. Mr. Hill has worked with Legg Mason Wood & Walker in the securities industry since 1979. He is currently a Senior Vice President with Legg Mason Wood & Walker serving in the firm's Easton, Maryland office. Mr. Hill graduated with a B.A. in English from the University of Richmond in 1964. Mr. Hill is a past president of the Talbot County YMCA and the Talbot County United Fund. He is currently on the Board of Habitat for Humanity, the YMCA Advisory Board, and the Planned Gifts Committee of Shore Health Systems.

     W. DAVID HILL, D.D.S., 61, serves as a Class I director and Chief Executive Officer of the Company and a director of the Bank. Dr. Hill has served as Chairman of the Board of the Company and the Bank from the inception of the Company and the Bank, except for a brief period from December 1994 until April 1995. Dr. Hill is the majority stockholder and President of William Hill Manor, Inc., a continuing care retirement community in Easton, Maryland, which serves the needs of the elderly population through the provision of skilled nursing, convalescent and rehabilitative care. Dr. Hill is the owner and president of the Manor Discovery Center, a day care center; and a general partner in Idlewild Associates Limited Partnership, a limited partnership that owns land and income-producing properties. He is the president of Caulk Management Company and a director of Hill's Drug Store, Inc. He has served as a fundraiser for the Talbot County Branch of the American Heart Association, Memorial Hospital at Easton, Historical Society of Talbot County and he was voted the Small Business Person of the Year in 1989. He is currently a member of the Talbot County YMCA Advisory Committee. Dr. Hill is a life-long resident of Talbot County.

     WILLIAM C. HILL, 78, serves as a Class II director of the Company and a director of the Bank. Since 1957, Dr. Hill has been president of Hill's Drug Store, Inc., which owns and operates three drug stores in Easton, Maryland. He is also vice president of William Hill Manor, Inc., a local retirement community, along with being a partner in Idlewild Associates Limited Partnership and Eastern Shore Retirement Associates. He served in the United States Marine Corps and graduated from the Philadelphia College of Pharmacy and Science. Dr. Hill has served on the Advisory Board of Maryland National Bank and First Annapolis Savings Bank. He has served as past president of the Eastern Shore Pharmaceutical Association, the Maryland State Pharmaceutical Association, and he received the 1992 Talbot County Businessman of the Year Award. He is an active member of many other national and local organizations. Dr. Hill is a native of Talbot County.

     WILLIAM R. HOUCK, D.D.S., 60, has served as a Class II director of the Company since January 2002. He also served as a director of the Bank from its formation in 1991 until January 2002. Dr. Houck is a pediatric dentist who has been in private practice in Easton, Maryland for over twenty years. After graduating from Easton High School in 1960, he attended the College of William and Mary and the University of Maryland School of Dentistry, from which he graduated in 1967. After serving two years as a Captain in the U.S. Army Dental Corps., Dr. Houck did his residency in Rochester, New York. He is a member of Sts. Peter and Paul Catholic Church, Talbot County YMCA, and numerous professional organizations.

     R. MICHAEL S. MENZIES, SR., 55, has served as a Class I director and President of the Company and as a director and the President and Chief Executive Officer of the Bank since May 1998. From November 1989 until May 1998, Mr. Menzies served as the President and Chief Executive Officer of First Bank of Frederick and First Frederick Financial Corporation and as the Chairman of the Board of First Bank of Frederick for part of that time. Mr. Menzies graduated with a B.A. in Economics from Randolph Macon College in 1970. He received his C.P.A. degree in 1974 and he has completed various advanced finance and banking studies at Loyola College and The Darden School at The University of Virginia. Mr. Menzies is actively involved in the community as Past Chairman of the Talbot County Chamber of Commerce, Hospice Advisory Board, Talbot County United Fund Board, Director ICBA Network Services, Director Leadership Maryland, member Rotary, Director ICBA Mortgage Corporation, and member MACPA and AICPA.

     ROGER A. ORSINI, M.D., 55, serves as a Class II director of the Company. He also served as a director of the Bank from its formation in 1991 until January 2002. Dr. Orsini is a plastic and reconstructive surgeon and has been in solo practice in Easton, Maryland since 1985. He is the owner of Shore

Aesthetic and Reconstructive Associates, a general plastic surgical practice which includes aesthetic surgery, hand, head and neck surgery, maxillofacial, microvascular and pediatric surgery. He received his Bachelor of Science degree from Georgetown University and pursued graduate studies in physiology, including marine biology at the University of Connecticut. Dr. Orsini received his medical degree from the Medical College of Pennsylvania, then served his internship at Presbyterian-University of Pennsylvania and went on to complete his surgical residency at Thomas Jefferson Hospital, both in Philadelphia. He then completed a fellowship in plastic and reconstructive surgery at the Hospital of the University of Pennsylvania. Dr. Orsini has been a member of the medical staff at Memorial Hospital at Easton since 1985, where he has served as Chairman of the Tissue Review Committee and served on Rehabilitation, Cancer and Utilization Committees. He also completed a year-long physician's management course sponsored by Memorial Hospital at Easton. Dr. Orsini is a member of the American Society of Plastic and Reconstructive Surgeons and served as a member of the Exhibits Committee. He is also a member of the Talbot County Medical Society, the American Medical Association and the American Cleft Palate-Craniofacial Association. He is licensed to practice medicine in the state of Maryland. He is the chairman and coordinator of the Eastern Shore Cleft Lip and Palate Team dedicated to provide care for children with cleft and craniofacial deformities regardless of their financial status. He was the Head/Chief of the Department of Surgery at Memorial Hospital at Easton. He is a Board Certified member of the American Society of Plastic and Reconstructive Surgeons and a fellow of the American College of Surgeons and a member of the American Society of Laser Medicine. Dr. Orsini was a member of the Coalition of Ambulatory Care for the State of Maryland and was the former head of the Governor's Task Force to Care for Eastern European Refugees. He is also a member of the Talbot Country Club, the Soccer League of Talbot County Board, and the Board of Advisors for the Center for Integrative Medicine.

     MAHMOOD S. SHARIFF, M.D., 66, has served as a Class I director of the Company and a director of the Bank since 1992. Dr. Shariff is an internist and a cardiologist. He received his training in New York City. He was an Assistant Professor of Clinical Medicine at the Mount Sinai School of Medicine in New York City. Dr. Shariff is Board Certified in Internal Medicine and Cardiology. He is a Fellow of the American College of Physicians and the American College of Cardiology. From 1973 to 1977, he was in solo practice in Cambridge. Dr. Shariff has served in various capacities on the executive committees of the Medical Staff at Dorchester General Hospital, including Chief of Medicine. The community elected him to the Dorchester General Hospital Board of Directors for a six-year term. He volunteered his cardiology services for numerous years at Fassett/Magee Clinic. Dr. Shariff is currently a member of the medical staff at Dorchester General Hospital and Memorial Hospital at Easton. He was elected Chief of Staff at Dorchester General Hospital in 1999 for a two-year period. Dr. Shariff now heads the only multi-specialty group of physicians Board Certified in Cardiology, Internal Medicine, Infectious Diseases, Allergy and Immunology.

     JAMES B. SPEAR, SR., 70, has served as a Class II director of the Company since January 2002 and a director of the Bank since its formation. Since 1974, Mr. Spear has been the Chief Executive Officer of a manufacturers' representative agency, J.B. Sales Co., Inc., located in Easton, Maryland. The agency represents approximately twenty manufacturers promoting and selling electrical equipment in six states. Mr. Spear attended and played football at the University of Maryland, where he later graduated after four years in the Marine Corps. He retired as a Marine Captain and Naval Aviator at the end of the Korean conflict. Mr. Spear has been involved with many varied industries such as chemicals, financial and construction before entering the electrical business. Mr. Spear is a member of the Talbot Country Club and Easton Elks Lodge.

     SHEILA A. WAINWRIGHT, 56, serves as a Class I director and Secretary of the Company and as a director and Secretary of the Bank. Since 1989, Ms. Wainwright has been Chief Administrative Officer of Caulk Management Company, which owns and operates health care facilities. She was graduated from Goldey Beacom Junior College in 1967 with an AA degree. She is a former owner of a word processing and document preparation service. Ms. Wainwright is a partner in HTB Limited Partnership, a real estate partnership, and is a director of William Hill Manor, Inc. She is also a corporate secretary in seven other private real estate related businesses. Ms. Wainwright is a member of Certified Professional Secretary Associates. Her charitable activities include the American Heart Association and serving on the Boards of Mid Atlantic Maritime Festival, Inc., the Talbot Paramedic Foundation, Inc. and the Community Alliance for Performing Arts.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth for the fiscal years ended December 31, 2000, 2001 and 2002, the cash compensation paid or accrued by the Company and the Bank, as well as certain other compensation paid or accrued for those years, for services in all capacities to the chief executive officers of the Company and the Bank. Other than R. Michael S. Menzies, Sr. and Jeffrey N. Heflebower, no executive officer of the Company or the Bank earned total annual compensation, including salary and bonus, for the fiscal year ended December 31, 2002, of $100,000 or more.

                           SUMMARY COMPENSATION TABLE

                                                                Long-Term
                                      Annual Compensation      Compensation
                              --------------------------------  ----------
                                                                 Payouts
    Name and                                                    ----------
Principal  Position           Year  Salary ($)(1)   Bonus ($)   Other ($)
----------------------------  ----  --------------  ----------  ----------
W. David Hill -
Chief Executive Officer       2002  $        4,975  $       --  $      --
of the Company;
Chairman of the Board         2001  $        1,375  $       --  $      --
of the Company and the
Bank                          2000  $        1,450  $       --  $      --

R. Michael S. Menzies, Sr. -  2002  $      115,000  $       --  $      --
President of the
Company; President            2001  $      115,000  $       --  $      --
and Chief Executive
Officer of the Bank           2000  $      100,000  $       --  $      --


Jeffrey N. Heflebower -       2002  $      112,000  $       --  $18,637(2)
Executive Vice President
of the Bank                   2001  $      112,000  $       --  $10,621(2)

                              2000  $      100,000  $   10,000  $      --

-------------------------------
     (1) No directors' fees were paid to Mr. Menzies or Mr. Heflebower for their service on the Board of Directors of the Company or the Bank. Dr. Hill received $4,975 during 2002, $1,375 during 2001 and $1,450 during 2000 for his attendance at meetings of the Boards of Directors of the Company and the Bank and at meetings of committees of the Board of Directors of the Bank.
     (2) In February 2001, the Bank invested in a bank owned life insurance policy on the life of Mr. Heflebower. The beneficiaries of the policy include both the Bank and certain heirs of Mr. Heflebower. The policy also provides supplemental retirement benefits for Mr. Heflebower. To fund the policy, the Bank invested $1,225,000, which approximates the current cash surrender value of the policy. During 2002 and 2001, the Bank incurred expenses of $18,687 and $10,621, respectively, related to this benefit.

OPTION  EXERCISES  AND  HOLDINGS

     The following table sets forth information with respect to Mr. Menzies concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                  AND FISCAL YEAR-END OPTION VALUES

                                                                Number of
                                                               Securities
                                                               Underlying      Value of Unexercised
                                                               Unexercised         In-the-Money
                                                               Options at           Options at
                                                             Fiscal Year End     Fiscal Year End
                            Shares Acquired                   Exercisable/         Exercisable/
Name                          on Exercise    Value Realized   Unexercisable     Unexercisable (1)
--------------------------  ---------------  --------------  ---------------  ----------------------
R. Michael S. Menzies, Sr.               --              --  22,400 / 33,600  $     25,760 / $38,640

-------------------------------
     (1)     There  is  no active trading market for the Company's Common Stock; therefore, the fair market  value of the Common Stock as of December 31, 2002, is not readily discernible.  Based on the sale of the Common Stock nearest December 31, 2002, of which the Company is aware, which sale was at
$11.15  per share on January 13, 2003, the Company believes that the fair market value of the Common
Stock  was approximately $11.15 per share on December 31, 2002.   The exercise price for the options
is  $10.00  per  share and thus based on a fair market value of $11.15 per share, all of the options are  in-the-money  as  of  December  31,  2002.


COMPENSATION  OF  DIRECTORS

     Directors of the Company received no compensation for their services as directors during January 2002. Directors of the Bank received no compensation for their services as directors during January 2002 except that the outside directors of the Bank who were not organizers of the Company (Charles T. Capute, Walter E. Chase, Sr., and Thomas E. Hill) received a fee of $100 per meeting for each meeting of the Board of Directors of the Bank they attended during January 2002, and each director of the Bank who was a member of a committee of the Board of Directors of the Bank received $25 for each committee meeting attended during January 2002.

     Effective February 1, 2002, the Company and the Bank adopted new compensation policies for directors. Beginning February 1, 2002, outside directors of the Company (i.e., directors who were not also employees of the Company) received a fee of $100 per quarter for each quarter of 2002 during which the director attended at least one meeting of the Board of Directors of the Company. Meetings occurring in January 2002 were not considered in making this determination. Outside directors of the Bank (i.e., directors who were not also employees of the Bank) received a fee of $100 per month for each month of 2002, except for January, during which the director attended at least one meeting of the Board of Directors of the Bank. Each outside director of the Bank who was a member of a committee of the Board of Directors of the Bank received a fee as follows: (i) $75 per week for each week of 2002 during which the director attended at least one meeting of the Loan Committee; (ii) $50 per month for each month of 2002 during which the director attended at least one meeting of the Assets and Liability Committee; and (iii) $50 per quarter for each quarter of 2002 during which the director attended at least one meeting of the Audit and Compliance Committee. Meetings occurring in January 2002 were not considered in making these determinations. Directors of the Bank who were members of the Executive Committee received no compensation for their services as members of such committee.

STOCK  OPTION  PLAN

     The Company has adopted a Stock Option Plan, covering 35,000 shares of the Common Stock, which is intended to qualify for favorable tax treatment under
Section 422 of the Internal Revenue Code. The Stock Option Plan will be administered by the Board of Directors of the Company and will provide for the granting of options to purchase shares of the Common Stock to officers and other key employees of the Company and the Bank. The purchase price under all such options intended to qualify as incentive options will not be less than the fair market value of the shares of Common Stock on the date of grant. Options will be exercisable upon such terms as may be determined by the body administering the Stock Option Plan, but in any event, options intended to qualify as incentive options will be exercisable no later than ten years after the date of grant. As of the Record Date, no options have been granted under this Stock Option Plan.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The following table sets forth information as of December 31, 2002, with respect to equity compensation plans of the Company.

                                EQUITY COMPENSATION PLAN INFORMATION

                                                                                     Number of
                                                                                    Securities
                                                                                     Remaining
                                            Number of                          Available for Future
                                        Securities to Be                          Issuance under
                                           Issued upon      Weighted Average          Equity
                                           Exercise of     Exercise Price of    Compensation Plans
                                           Outstanding        Outstanding           (excluding
                                        Options, Warrants  Options, Warrants   Securities Reflected
                                           and Rights          and Rights      in the First Column)
                                        -----------------  ------------------  ---------------------
Equity Compensation Plans Approved
by Security Holders                                     0                 N/A                 35,000

Equity Compensation Plans Not Approved
by Security Holders                                56,000  $            10.00                      0

          Total                                    56,000  $            10.00                 35,000

     As set forth in the table above on the row "Equity Compensation Plans Not Approved by Security Holders," the Company has adopted a Stock Option Plan, covering 35,000 shares of Common Stock, intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The Stock Option Plan provides for granting options to purchase shares of the Common Stock to the officers and other key employees of the Company and the Bank. No options have been granted yet under this Stock Option Plan.

     In addition to the equity compensation plans set forth above, the organizers of the Company and certain partnerships controlled by the organizers purchased 272,574 shares of Common Stock in the Company's initial public offering and hold warrants to purchase up to 202,285 additional shares of Common Stock. The warrants are exercisable at a price of $10.00 per share for a period of 10 years, expiring June 30, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires (i) the Company's directors and executive officers and (ii) persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC"), within certain specified time periods, reports of ownership and changes in ownership. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.

     To the Company's knowledge, based solely upon a review of copies of such reports furnished to the Company and representations that no other reports were required with respect to the year ended December 31, 2002, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis with respect to 2002, except for Stephen W. Chitty who filed one report late with respect to one transaction, J. Fredrick Heaton who filed one report late with respect to one transaction, Thomas E. Hill who filed one report late with respect to one transaction, William R. Houck who filed one report late with respect to one transaction and James B. Spear, Sr. who filed one report late with respect to one transaction.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of outstanding shares of the Company's Common Stock beneficially owned at the Record Date by
(a) each executive officer of the Company and the Bank, (b) each director of the Company, (c) all such executive officers and directors as a group, and (d) each person or entity known to the Company to own more than five percent of the outstanding Common Stock.

                                          NUMBER OF SHARES     PERCENT OF
    NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED(1)   CLASS(2)
    ----------------------------------  ---------------------  -----------
     Jack H. Bishop, D.D.S.(3)                     39,586(5)         6.80%
     J. Parker Callahan, Jr.(3)                    19,189(6)         3.35%
     Charles T. Capute(3)                           1,400               *
     Stephen W. Chitty(3)                          12,892(7)         2.26%
     Delia B. Denny(3)                                603               *
     J. Fredrick Heaton, D.M.D.(3)                 13,236(8)         2.34%
     Jeffrey N. Heflebower(3)                       2,898(9)            *
     Thomas E. Hill(3)                                500               *
     W. David Hill, D.D.S.(3)                      99,094(11)       16.57%
     William C. Hill(3)                            35,254(10)        6.05%
     William R. Houck, D.D.S.(3)                   15,470(12)        2.70%
     David F. Lesperance(3)                        25,784(13)        4.47%
     Vinodrai Mehta, M.D.(3)                       42,973(14)        7.36%
     R. Michael S. Menzies, Sr.(3)                 25,318(15)        4.30%
     Roger A. Orsini, M.D.(3)                      25,882(16)        4.49%
     Mahmood S. Shariff, M.D.(3)                   58,973(17)       10.01%
     James B. Spear, Sr.(3)                        18,708(18)        3.26%
     Myron J. Szczukowski, Jr., M.D.(3)             8,594(19)        1.51%
     Sheila A. Wainwright(3)                        4,569(20)           *
     Jerry L. Wilcoxon, C.P.A.(3)                   1,969(21)           *
     Idlewild Associates(4)                        68,758(22)       11.56%
     Executive officers and directors
     as a group (20 persons)                      452,892(23)       60.21%

-------------------------------
(1) Information relating to beneficial ownership of the Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under
     Section 13(d) of the Securities Exchange Act of 1934. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.
(2) Percentage is determined on the basis of 565,833 shares of Common Stock issued and outstanding plus shares subject to options or warrants held by the named individual for whom the percentage is calculated which are exercisable within the next 60 days as if outstanding, but treating shares subject to warrants or options held by others as not outstanding. An asterisk (*) indicates less than 1% ownership.
(3)  Address is 501 Idlewild Avenue, P. O. Box 629, Easton, Maryland 21601.


                                       10

(4)  Address is 501 Dutchman's Lane, Easton, Maryland 21601.
(5) Includes 16,557 shares Dr. Bishop has the right to acquire directly or indirectly within 60 days pursuant to the exercise of warrants. Also includes 8,000 shares for which the beneficial ownership is attributable to him as a result of his 20% interest in Idlewild Associates Limited Partnership.
(6) Includes 7,189 shares Mr. Callahan has the right to acquire within 60 days pursuant to the exercise of warrants.
(7) Includes 5,392 shares Mr. Chitty has the right to acquire within 60 days pursuant to the exercise of warrants.
(8) Includes 230 shares owned by Dr. Heaton's wife in which he shares voting and investing power.
(9) Includes 898 shares Mr. Heflebower has the right to acquire within 60 days pursuant to the exercise of warrants.
(10) Includes 17,254 shares Mr. Hill has the right to acquire directly or indirectly within 60 days pursuant to the exercise of warrants. Also includes 8,000 shares for which the beneficial ownership is attributable to him as a result of his 20% interest in Idlewild Associates Limited Partnership.
(11) Includes 32,351 shares Dr. Hill has the right to acquire directly or indirectly within 60 days pursuant to the exercise of warrants. Also includes 10,000 shares for which the beneficial ownership is attributable to him as a result of his 25% interest in Idlewild Associates Limited Partnership and 100 shares owned by Dr. Hill's wife in which he shares voting and investing power.
(12) Includes 6,470 shares Dr. Houck has the right to acquire directly or indirectly within 60 days pursuant to the exercise of warrants. Also includes 4,000 shares for which the beneficial ownership is attributable to him as a result of his 10% interest in Idlewild Associates Limited Partnership.
(13) Includes 10,784 shares Mr. Lesperance has the right to acquire within 60 days pursuant to the exercise of warrants. Also includes 1,449 shares owned by Mr. Lesperance's wife in which he shares voting and investing power.
(14) Includes 17,973 shares Dr. Mehta has the right to acquire within 60 days pursuant to the exercise of warrants.
(15) Includes 22,400 shares Mr. Menzies has the right to acquire within 60 days pursuant to the exercise of options.
(16) Includes 10,825 shares Dr. Orsini has the right to acquire within 60 days pursuant to the exercise of warrants.
(17) Includes 23,413 shares Dr. Shariff has the right to acquire within 60 days pursuant to the exercise of warrants. Also includes 3,283 shares owned by Dr. Shariff's wife in which he shares voting and investing power and 10,000 shares held for the benefit of their children in which he shares voting and investing power with his wife.
(18) Includes 7,548 shares Mr. Spear has the right to acquire within 60 days pursuant to the exercise of warrants.
(19) Includes 3,594 shares Dr. Szczukowski has the right to acquire within 60 days pursuant to the exercise of warrants.
(20) Includes 1,869 shares Ms. Wainwright has the right to acquire within 60 days pursuant to the exercise of warrants.
(21) Includes 1,869 shares Mr. Wilcoxon has the right to acquire within 60 days pursuant to the exercise of warrants.
(22) Includes 28,758 shares Idlewild Associates Limited Partnership has the right to acquire within 60 days pursuant to the exercise of warrants. Partners in Idlewild Associates Limited Partnership include Dr. Bishop, Mr. Hill, Dr. Hill, and Dr. Houck, and a proportionate interest of these 28,758 shares are also included as beneficially owned by such persons.
(23) Includes 186,386 total shares the officers and directors have the right to acquire directly or indirectly within 60 days pursuant to the exercise of warrants and options.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank leases approximately 600 square feet of office space in the main office to William Hill Manor, Inc. ("WHM") at a rate of $14.00 per square foot for five years. Rent received totalled $7,938 for each of the years ended December 31, 2000, 2001 and 2002. Dr. W. David Hill, a director of the Bank and the Company, is the Chief Executive Officer, founder and principal stockholder of WHM. Two other directors of the Company and the Bank, Sheila A. Wainwright and William C. Hill, are officers and directors of WHM. Sheila A. Wainwright also is the Secretary of the Company and the Bank. Management believes that the terms of the above-described transaction are at least as favorable to the Company and the Bank as could have been obtained in a transaction negotiated with an independent third party.

     The Company and the Bank have banking and other transactions in the ordinary course of business with the directors and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank. Loans to individual directors and officers must comply with the Bank's lending policies and statutory lending limits and directors with a personal interest in any loan application are excluded from the consideration of such loan application.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held five meetings, and the Board of Directors of the Bank held thirteen meetings, during the year ended December 31, 2002. All of the directors of the Company attended at least 75% of the aggregate of such Board meetings and the meetings of each committee on which they served during 2002, except for J. Parker Callahan, Jr.; Stephen W. Chitty; Thomas E. Hill; William R. Houck, D.D.S.; Roger A. Orsini, M.D.; Myron J. Szczukowski, Jr., M.D.; and Jerry L. Wilcoxon, C.P.A.

     Because all of the Company's operations are conducted through the Bank, the Bank, but not the Company, has an Audit and Compliance Committee. In 2002, the Audit and Compliance Committee was composed of Charles T. Capute; Walter E. Chase, Sr.; W. David Hill, D.D.S.; and Pamela H. Lappen. Mr. Chase and Mrs. Lappen are members of the Bank's, but not the Company's, Board of Directors. The Audit and Compliance Committee met once in 2002. This committee has the responsibility for reviewing the financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditors' audit plans, and reviews with the independent auditors the results of the audit and management's response thereto. The committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The committee reports its findings to the Board of Directors. The Board of Directors has not adopted a written charter for the Audit and Compliance Committee. The Company's Board of Directors believes that two of the four members of the Audit and Compliance Committee are "independent directors" as that term is defined in Rule 4200(a)(14) of the rules of the National
Association  of  Securities  Dealers,  Inc.

     The Executive Committee of the Bank performs the duties of a compensation committee and is responsible for establishing the compensation plans for the Bank. Its duties include the development with management of all benefit plans for employees of the Bank, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met thirteen times in 2002. In 2002, the Executive Committee was composed of J. Parker Callahan, Jr.; Delia B. Denny; Jeffrey N. Heflebower; W. David Hill, D.D.S.; William C. Hill; David F. Lesperance; R. Michael S. Menzies, Sr.; James
B. Spear, Sr.; and Sheila A. Wainwright. Mrs. Denny and Mr. Heflebower are members of the Bank's, but not the Company's, Board of Directors.

     The Company does not have a nominating committee. The entire Board of Directors is responsible for nominating individuals for election to the Company's Board of Directors and welcomes recommendations made by stockholders of the Company. Any recommendations for the 2004 Annual Meeting of Stockholders should be made in writing addressed to Sheila A. Wainwright, Easton Bancorp, Inc., P.O. Box 629, Easton, Maryland 21601, and must be mailed or delivered to
     Ms. Wainwright by no later than January 14, 2004.


                  REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

     The Audit and Compliance Committee has (i) reviewed the Company's audited financial statements for the year ended December 31, 2002 and has discussed the audited financial statements with the Company's management, (ii) discussed with Rowles & Company, LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, (iii) received the written disclosures and the letter from Rowles & Company, LLP required by Independence Standards Board Standard No. 1 (which relates to matters that could affect the auditor's independence), and (iv) discussed with Rowles & Company, LLP, the independent accountants' independence. Based on the above review and discussions, the Audit and Compliance Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit and Compliance Committee:
Charles T. Capute
Walter E. Chase, Sr.
W. David Hill, D.D.S.
Pamela H. Lappen

                             CONTROLS AND PROCEDURES

Within the ninety days prior to the date of this report, the Company's management performed an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures and its internal controls and procedures for financial reporting. Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in the Company's reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the rules and forms issued by the SEC. As part of these controls, a system has been developed to accumulate information that may require disclosure. Management reviews the accumulated information to determine the nature of the disclosure required.

The objectives of internal controls are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted
accounting  principles.    When  developing  a  system  of  internal  controls,
management will weigh the benefits of controls relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. Because of inherent limitations in any internal controls, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the controls to future periods is subject to the risk that procedures may become inadequate because of changes in conditions or that the degree of compliance with the procedures may deteriorate.

Based upon the evaluation of the Company's disclosure controls and procedures, the President and the Assistant Treasurer have concluded that Company's disclosure controls are effective in timely alerting them to material information required to be included in the periodic SEC filings, and that the Company's internal controls are effective to provide reasonable assurance that the financial statements are fairly presented in conformity with generally accepted accounting principles.

There were no significant changes in the Company's internal controls or in other factors that could significantly affect those internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

     Subject to ratification by the stockholders, the Board of Directors has reappointed Rowles & Company, LLP as independent auditors to audit the financial statements of the Company for the 2003 fiscal year. Rowles & Company, LLP has served as the independent auditors for the Company since 1992. A representative of Rowles & Company, LLP is expected to be present at the Meeting and will have an opportunity to make a statement, if the representative so desires, and will be available to respond to any appropriate questions stockholders may have.

     AUDIT FEES. The aggregate fees billed for professional services rendered by Rowles & Company, LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Forms 10-QSB filed with the Securities and Exchange Commission during 2002 are $28,773.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Rowles & Company, LLP preformed no services and therefore billed no fees relating to operating or supervising the operation of the Company's information systems or local area network or for designing or implementing the Company's financial information management systems during the fiscal year ended December 31, 2002.

     ALL OTHER FEES. In addition to the services listed above, during 2002 Rowles & Company, LLP provided certain other services for which the aggregate amount of fees billed to the Company was $5,235.

     The Audit and Compliance Committee believes that the non-audit services provided by Rowles & Company, LLP are compatible with maintaining the auditor's independence.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ROWLES & COMPANY, LLP AS INDEPENDENT AUDITORS.

          STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals intended to be presented at the 2004 Annual Meeting of Stockholders and included in the Company's Proxy Statement and form of proxy for that meeting must be received by the Company by no later than December 15, 2003. Any stockholder of the Company who intends to present a proposal at the 2004 Annual Meeting of Stockholders without seeking to include the proposal in the Company's Proxy Statement, must deliver notice of such proposal to the Company by no later than January 14, 2004. If the proposing stockholder fails to deliver notice of such proposal to the Company by such date, then the person or persons designated as proxies in connection with the Company's solicitation of proxies shall be entitled to use their discretionary voting authority on such proposal. Any such notice of a stockholder proposal must be made in writing addressed to Sheila A. Wainwright, Easton Bancorp, Inc., P.O. Box 629, Easton, Maryland 21601.

                                 ANNUAL REPORTS

     Copies of the Company's 2002 Annual Report are being mailed to all stockholders together with this Proxy Statement. The Company will provide, without charge, to any stockholder of record as of March 19, 2003, who so requests in writing a copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange
Commission. Any such requests should be directed to Sheila A. Wainwright, Easton Bancorp, Inc., P.O. Box 629, Easton, Maryland 21601.

                                  OTHER MATTERS

     The Board of Directors knows of no business other than that set forth above to be transacted at the Meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxy cards in accordance with their judgment on such matters.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/  W.  David  Hill
                                              W.  David  Hill,  D.D.S.
                                              Chief  Executive  Officer

Easton, Maryland
April 14, 2003

                                                                      Appendix A
                                                                      ----------
                              EASTON BANCORP, INC.
                               POST OFFICE BOX 629
                             EASTON, MARYLAND  21601
               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MAY 21, 2003

Dear  Stockholder:

The Annual Meeting of Stockholders of Easton Bancorp, Inc. will be held at 11:00 a.m. on Wednesday, May 21, 2003 at William Hill Manor, 501 Dutchman's Lane, Easton, Maryland, for the following purposes:

1.   To elect six members to the Board of Directors to serve three-year terms;

2. To ratify the appointment of Rowles & Company, LLP as independent auditors for the Company for the fiscal year ending December 31, 2003; and

3. To consider such other matters as properly may come before the Meeting or any adjournment of the Meeting.

Only holders of record of Common Stock of Easton Bancorp, Inc. at the close of business on March 19, 2003, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the Meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

If you plan to attend the Annual Meeting in person, detach and bring this letter to the Meeting as an admission ticket for you and your guests.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/  W.  David  Hill
                                              W.  David  Hill,  D.D.S.
                                              Chief  Executive  Officer

April 14, 2003

                    \/     DETACH PROXY CARD HERE      \/
--------------------------------------------------------------------------------

1.   To elect six members                          FOR all nominees
     to the Board of Directors.                    listed below     [ ]

     WITHHOLD AUTHORITY to vote
     for all nominees listed  below [ ]            *EXCEPTIONS      [ ]

Nominees: Jack H. Bishop, Charles T. Capute, David F. Lesperance, Vinodrai Mehta, Myron J. Szczukowski, Jr. and Jerry L. Wilcoxon to serve three-year terms.

(*INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

2. To ratify the appointment of Rowles & Company, LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.

     FOR  [ ]     AGAINST  [ ]     ABSTAIN  [ ]

3. In their discretion, to vote upon such other matters as properly may come before the Meeting or any adjournment of the Meeting.

        Address  Change  and/or
        Comments  Mark  Here     [ ]

Please date and sign exactly as your name appears to the left. All joint owners should sign. When signing as a fiduciary, representative or corporate officer, give full title as such. If you receive more than one proxy card, please sign and return all cards received.

Dated:__________________________


________________________________
         (Signature)

________________________________
   (Signature if held jointly)

VOTES  MUST  BE  INDICATED
(x) IN BLACK OR BLUE INK. [X]

PLEASE  SIGN,  DATE  AND  RETURN  THIS  PROXY  CARD  PROMPTLY USING THE ENCLOSED
ENVELOPE.

EASTON BANCORP, INC.                              PROXY CARD VOTING INSTRUCTIONS

--------------------------------------------------------------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EASTON BANCORP, INC. FOR THE ANNUAL MEETING ON MAY 21, 2003.

The undersigned appoints W. David Hill, D.D.S. and Sheila A. Wainwright, and each of them, with full power of substitution in each, as the proxies of the undersigned to represent the undersigned and vote all shares of Easton Bancorp, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 2003, and at any adjournment or postponement thereof, as indicated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES UNDER PROPOSAL 1, FOR THE RATIFICATION OF THE APPOINTMENT OF ROWLES & COMPANY, LLP UNDER PROPOSAL 2 AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Easton Bancorp, Inc.
501 Idlewild Avenue                         EASTON BANCORP, INC.
PO Box 629                                  P.O. BOX 11361
Easton, MD 21601                            NEW YORK, N.Y.  10203-0361

                                                                      Appendix B
                                                                      ----------



                          ANNUAL REPORT TO STOCKHOLDERS
                                DECEMBER 31, 2002






                              EASTON BANCORP, INC.

                              EASTON BANCORP, INC.

                                   March 2003

Dear Stockholders:

It seems that every year of the new millennium brings unbelievable new challenges to the nation. We survived the Y2K millennium bug. We survived the traumatic events of 9/11. We survived the new geo-political realities of Afghanistan, Pakistan, India and Korea. We contemplate the uncertainties of Iraq and nations at war.

Notwithstanding these troubled times, Easton Bancorp produced record earnings and sustained positive balance sheet growth in 2002. Easton Bank and Trust and its divisions, Denton Bank and Trust and Oxford Bank and Trust, all delivered superior personal service to generate the attached financial results. We will open our Marlboro Avenue banking center in April of 2003. In addition, we will introduce alternative financial products such as fixed rate annuities in April of 2003. We will continue to focus our energies on the delivery of relationship-based community banking products and service. We will seek to continue to create value for all of our stakeholders.

On behalf of the entire Board of Directors, we thank you for your confidence and support.


/s/  William  David  Hill                             /s/ R. Michael S. Menzies
William  David  Hill,  DDS                            R. Michael S. Menzies, Sr.
Chairman of the Board/Chief Executive Officer         President




              501 Idlewild Avenue, P.O. Box 629, Easton, MD 21601
                        410/819-0300     FAX 410/819-8091

                              EASTON BANCORP, INC.
                           EASTON BANK & TRUST COMPANY


                                   OUR VISION
                                   ----------

Easton Bank and Trust will grow to be recognized as the premier community banking solution for the markets we serve. First-class customer-driven personal service will be the foundation of our success.


                                   OUR MISSION
                                   -----------

The Mission of Easton Bank and Trust is to be the Community Bank of Choice in the markets we serve:

     -  For our Customers
     -  For our Stakeholders
     -  For our Associates


                                   CORE VALUES
                                   -----------

At Easton Bank & Trust, we believe our success is founded upon these core values:

     - TEAMWORK: As a team we will work together to produce a profitable, healthy, and fun work environment.

     - INTEGRITY: We will always treat customers, prospects, and associates with respect and confidentiality.

     - PROFESSIONALISM: As Professionals we are committed to lifelong learning, quality service to others, personal "I"countability, mutual trust, honesty and respect, and the courage to seek ambitious aspirations.

     -    EXCELLENCE:  Whatever  you  do,  do  it  well.

     This Annual Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Annual Report and include all statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans;
(ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors discussed herein and those factors discussed in detail in the Company's filings with the Securities and Exchange Commission.

                             BUSINESS OF THE COMPANY

     Easton Bancorp, Inc. (the "Company") was incorporated as a Maryland corporation on July 19, 1991, to become a one-bank holding company by acquiring all of the capital stock of Easton Bank & Trust Company (the "Bank") upon its formation. The Bank commenced business on July 1, 1993, and the only activity of the Company since then has been the ownership and operation of the Bank. The Bank was organized as a nonmember state bank under the laws of the State of Maryland. The Bank is engaged in a general commercial banking business, emphasizing in its marketing the Bank's local management and ownership, from its main office location in its primary service area, Talbot County, Maryland. During 1999, the Bank opened a full-service branch office in Denton, Maryland, which is in Caroline County. In addition, during 2001 the Bank opened a full-service branch office in Oxford, Maryland, which is in Talbot County. The Bank is in the process of opening a second full-service branch in Easton, Maryland, which the Bank anticipates opening in April 2003. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts. The Bank offers a full range of short- to medium-term commercial and personal loans. The Bank also originates and holds or sells into the secondary market fixed and variable rate mortgage loans and real estate construction and acquisition loans. Other bank services include cash management services, safe deposit boxes, travelers checks, debit cards, direct deposit of payroll and social security checks, and automatic drafts for various accounts.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and related notes and other statistical information included elsewhere herein.

OVERVIEW

     Consolidated income of the Company is derived primarily from operations of the Bank. Net income for 2002 increased to $549,801 from $454,957 in 2001 due to increases in net interest income and other revenue in excess of the increases in the provision for loan losses and other operating expenses. Return on equity increased to 9.28% for 2002 from 8.15% in 2001.

RESULTS  OF  OPERATIONS

     The Company reported net income of $549,801, or $.98 per share, for the year ended December 31, 2002, which represents an increase of $94,844, or $.17 per share, from $454,957, or $.81 per share, for the year ended December 31, 2001. Increases in net interest income of $411,524 and other operating revenue of $26,480 were offset by increases in the provision for loan losses of $77,487 and other operating expenses of $209,877.

     Net interest income increased $411,524, or 14.83%, to $3,185,942 in 2002 from $2,774,418 in 2001. This increase in net interest income was the result of a $675,035 decrease in interest expense offset by a decrease in interest income of $263,511. During 2002, the Company experienced an increasing net interest spread to 4.15% in 2002 from 4.07% in 2001. The net interest margin increased to 4.18% in 2002 from 4.15% in 2001. The interest spread and interest margin increased as bank deposit rates were lowered quicker than loan rates.

     During 2002, the Company recorded net loan loss charge-offs of $116,342 compared to the 2001 net loan loss charge-offs of $107,679. As a result of these net loan charge-offs, the increase in nonperforming loans, and the increase in total outstanding loans, the Company increased its provision for loan losses by $77,487 to $290,433 during 2002, compared to a provision for loan losses of $212,946 in 2001.

     The Company had loans over ninety days delinquent on which the accrual of interest had been discontinued totaling $326,289 and $219,070 as of December 31, 2002 and 2001, respectively. As of December 31, 2002, the accrual of interest had been discontinued on loans totaling $197,821 where the loans were less than ninety days delinquent compared to $133,976 as of December 31, 2001. Loans over ninety days delinquent but still accruing interest decreased from $747,907 as of December 31, 2001, to $1,000 as of December 31, 2002. The Company's allowance for loan losses as a percentage of its year-end loans was 1.28% at December 31, 2002 compared to 1.18% at December 31, 2001. Net loan loss charge-offs of $116,342 during 2002 resulted in a ratio of net charge-offs to average loans of ..17%. During 2001, the Company had net charge-offs of $107,679, which was .18% of average loans.

     Noninterest income increased $26,480, or 4.48%, to $617,081 in 2002 from $590,601 in 2001. Return check and overdraft fees increased $42,541 and ATM network fees and VISA fees increased $17,623, both due to increased account volume. During much of 2001, the Company had two mortgage originators, compared to one originator during 2002, which contributed to the decrease in mortgage income of $45,156.

     Noninterest expense increased $209,877, or 8.56%, from $2,451,604 in 2001 to $2,661,481 in 2002. The increase was the result of an increase of $95,094 in compensation and related expenses, an increase of $32,836 for data processing, an increase of $28,600 for directors fees, an increase of $19,567 for furniture and equipment, an increase of $9,446 for training, and an increase of $8,136 for maintenance contracts. These increases were offset by a decrease of $18,626 in the provision for loan commitments.

     The Company's efficiency ratio, which is noninterest expense as a percentage of the sum of net interest income and noninterest income, decreased to 69.98% in 2002, compared to 72.86% in 2001. This improvement is the result of faster growth in net interest income than in operating expenses.

NET  INTEREST  INCOME

     The primary source of income for the Company is net interest income, which is the difference between revenue on interest-earning assets, such as investment securities and loans, and interest incurred on interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances of interest-earning assets and funding sources and the various rate spreads between the interest-earning assets and the Company's funding sources. The table "Average Balances, Income and Expenses, and Rates" which follows shows the Company's average volume of interest-earning assets and interest-bearing liabilities for 2002 and 2001 and related interest income/expense and yields. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, and increases or decreases in the average rates earned and paid on such assets and liabilities. The volume of interest-earning assets and interest-bearing liabilities is affected by the ability to manage the earning-asset portfolio (which includes loans) and the availability of particular sources of funds, such as noninterest bearing deposits. The table "Analysis of Changes in Net Interest Income" shows the amount of net interest income change from rate changes and from activity changes.

     The following table depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for 2002 and 2001.

                  AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES

                                              For the Year Ended                For the Year Ended
                                              December 31, 2002                 December 31, 2001
                                       --------------------------------  --------------------------------

                                         Average     Income/    Yield/     Average     Income/    Yield/
ASSETS                                   Balance     Expenses    Rate      Balance     Expenses    Rate
                                       -----------  ----------  -------  -----------  ----------  -------
Federal funds sold                     $ 3,133,360  $   51,816    1.65%  $ 2,954,612  $  111,011    3.76%
Interest-bearing deposits                        -           -       -        14,185         520    3.67%
Investment securities:
  U.S. government agency                 5,255,854     241,177    4.59%    4,340,131     247,076    5.69%
  State and municipal                       99,684       6,181    6.20%            -           -       -
  Other                                    431,500      24,024    5.57%      407,241      28,726    7.05%
                                       -----------  ----------  -------  -----------  ----------  -------
    Total investment securities          5,787,038     271,382    4.69%    4,747,372     275,802    5.81%
                                       -----------  ----------  -------  -----------  ----------  -------
Loans:
  Demand and time                       16,758,375   1,067,587    6.37%   14,348,935   1,156,761    8.06%
  Mortgage                              48,093,350   3,468,875    7.21%   41,727,127   3,538,811    8.48%
  Installment                            3,717,123     340,985    9.17%    3,921,552     370,998    9.46%
                                       -----------  ----------  -------  -----------  ----------  -------
    Total loans                         68,568,848   4,877,447    7.11%   59,997,614   5,066,570    8.44%
Allowance for loan losses                  830,372                           692,655
                                       -----------                       -----------
    Total loans, net of allowance       67,738,476   4,877,447    7.20%   59,304,959   5,066,570    8.54%
                                       -----------  ----------  -------  -----------  ----------  -------
Total interest-earning assets           76,658,874   5,200,645    6.78%   67,021,128   5,453,903    8.14%
                                       -----------  ----------  -------  -----------  ----------  -------
Noninterest-bearing cash                 2,093,216                         1,242,388
Bank premises and equipment              1,594,570                         1,644,342
Other assets                             1,870,535                         1,747,942
                                       -----------                       -----------
      Total assets                     $82,217,195                       $71,655,800
                                       ===========                       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  Savings and NOW deposits             $15,225,692  $  167,992    1.10%  $10,714,080  $  203,333    1.90%
  Money market deposits                  7,054,689      95,885    1.36%    9,278,602     226,973    2.45%
  Other time deposits                   42,768,276   1,609,468    3.76%   38,091,737   2,139,492    5.62%
                                       -----------  ----------  -------  -----------  ----------  -------
    Total interest-bearing deposits     65,048,657   1,873,345    2.88%   58,084,419   2,569,798    4.42%
Noninterest-bearing deposits             7,981,612           -       -     5,625,745           -       -
                                       -----------  ----------  -------  -----------  ----------  -------
    Total deposits                      73,030,269   1,873,345    2.57%   63,710,164   2,569,798    4.03%
Borrowed funds                           2,958,155     123,125    4.16%    1,987,899     101,707    5.12%
                                       -----------  ----------  -------  -----------  ----------  -------
                                        75,988,424   1,996,470    2.63%   65,698,063   2,671,505    4.07%
                                                    ----------  -------               ----------  -------
Other liabilities                          305,658                           373,538
Stockholders' equity                     5,923,113                         5,584,199
                                       -----------                       -----------
      Total liabilities and
      stockholders equity              $82,217,195                       $71,655,800
                                       ===========                       ===========

Net interest spread                                               4.15%                             4.07%
                                                                =======                           =======
Net interest income                                 $3,204,175                        $2,782,398
                                                    ==========                        ==========
Net margin on interest-earning assets                             4.18%                             4.15%
                                                                =======                           =======

-------------------------------
Interest on tax-favored investments and loans are reported on a fully taxable equivalent basis.

     The key performance measure for net interest income is the "net margin on interest-bearing assets," or net interest income divided by average interest-earning assets. The Company's net interest margin for 2002 was 4.18%, compared to 4.15% for 2001. The increase is due primarily to management's repricing of deposits. Although the Bank has a significant amount of fixed rate loans, a large portion of the portfolio reprices within 12 months. Management of the Company expects to maintain this net margin on interest-earning assets. Although such expectations are based on management's judgment, actual results will depend on a number of factors that cannot be predicted with certainty, and fulfillment of management's expectations cannot be assured.

     The following table reflects the amount of net interest income change from rate changes and from activity changes for 2002 compared to 2001 and for 2001 compared to 2000.

                             ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                        Year Ended December 31, 2002        Year Ended December 31, 2001
                                            Compared with 2001                  Compared with 2000
                                              Variance due to                    Variance due to
                                   -----------------------------------  ---------------------------------

EARNING ASSETS                       Total       Rate(1)      Volume      Total      Rate(1)     Volume
                                   ----------  ------------  ---------  ----------  ----------  ---------
   Interest-bearing deposits       $    (520)  $         -   $   (520)  $     (12)  $    (269)  $    257
   Federal funds sold                (59,195)      (65,916)     6,721     (21,712)    (76,229)    54,517
   Investment Securities:
      U.S. government agency          (5,899)      (58,004)    52,105     (44,597)    (18,398)   (26,199)
      State and municipal              6,181             -      6,181
      Other                           (4,702)       (6,412)     1,710      12,888      (4,375)    17,263
   Loans:
      Demand and time                (89,174)     (283,375)   194,201     120,433    (162,327)   282,760
      Mortgage                       (69,936)     (609,792)   539,856     212,532    (242,972)   455,504
      Installment                    (30,013)      (10,674)   (19,339)      3,460     (27,189)    30,649
                                   ----------  ------------  ---------  ----------  ----------  ---------
         Total interest income      (253,258)   (1,034,173)   780,915     282,992    (531,759)   814,751
                                   ----------  ------------  ---------  ----------  ----------  ---------

INTEREST-BEARING LIABILITIES
   Savings and NOW deposits          (35,341)     (121,062)    85,721      (2,521)    (26,210)    23,689
   Money market deposits            (131,088)      (76,602)   (54,486)   (182,998)   (212,333)    29,335
   Other time deposits              (530,024)     (792,845)   262,821     390,428        (363)   390,791
   Federal funds purchased and
      short-term borrowings           21,418       (28,259)    49,677      (1,801)     (6,327)     4,526
                                   ----------  ------------  ---------  ----------  ----------  ---------
         Total interest expense     (675,035)   (1,018,768)   343,733     203,108    (245,233)   448,341
                                   ----------  ------------  ---------  ----------  ----------  ---------

Net interest income                $ 421,777   $   (15,405)  $437,182   $  79,884   $(286,526)  $366,410
                                   ==========  ============  =========  ==========  ==========  =========

-------------------------------
(1)  The variance that is both rate/volume related is included in the rate variance.

FOURTH QUARTER RESULTS

     Net income for the Company for the three months ended December 31, 2002, was $141,364, compared to $185,175 for the corresponding period in 2001. Fully diluted earnings per share for the fourth quarters of 2002 and 2001 were $.24 and $.32, respectively. Increases in the provision for loan losses and operating expense for the three months ended December 31, 2002, compared to the corresponding period in 2001, were offset by increased net interest income. Income taxes decreased during the fourth quarter of 2002 compared to the fourth quarter of 2001 as a result of lower taxable income.

     The increase in net interest income during the fourth quarter of 2002, when compared to the corresponding period of 2001, of $118,580 was due primarily to the maturity of higher yielding deposits that were renewed at lower rates and from the lowering of savings and interest-bearing checking interest rates. Yields for loans, securities and deposits declined throughout the year, but during 2002 the decline in deposit rates was greater than the decline in yields on earning assets.

     Noninterest income increased $3,330 to $177,465 for the fourth quarter of 2002, from $174,135 for the fourth quarter of 2001. This increase was due primarily to the increase in service charges from deposit growth.

     Total operating expenses increased $73,227 to $710,643 for the quarter ended December 31, 2002, from $637,416 for the quarter ended December 31, 2001. The increase was primarily related to the increase in salaries and benefits of approximately $50,000. During the third quarter of 2002, the Bank hired both a commercial lender and a consumer lender. Additional employees were hired during 2002 to support the asset growth of the Bank. Approximate increases in other expenses included an increase of $5,000 for postage, an increase of $6,700 for Board and committee fees and an increase of $9,500 for collection costs.

     The Company recorded fourth quarter loan loss provisions of $131,442 and $28,744 during 2002 and 2001, respectively. These provisions were the result of an analysis of the loan portfolios at the end of each year. The Company recorded a charge-off of approximately $70,000 during the fourth quarter of 2002 for one borrower in bankruptcy.

COMPOSITION  OF  LOAN  PORTFOLIO

     Because loans are expected to produce higher yields than investment securities and other interest-earning assets (assuming that loan losses are not excessive), the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin. Average loans, net of the allowance for loan losses, were $67,738,476 and $59,304,959 during 2002 and 2001, respectively, which constituted 88.36% and 88.49%, respectively, of average interest-earning assets for the periods. At December 31, 2002, the Company's loan to deposit ratio was 96.39%, compared to 88.23% at December 31, 2001. The Bank extends loans primarily to customers located in and near Talbot and Caroline Counties. There are no industry concentrations in the Bank's loan portfolio. The Bank does, however, have a substantial portion of its loans in real estate. Performance may be influenced by the real estate market in the region.

     The following table sets forth the composition of the Company's loan portfolio as of December 31, 2002 and 2001, respectively.

                          COMPOSITION OF LOAN PORTFOLIO

                                                         December 31,
                                     ----------------------------------------------------
                                              2002                          2001
                                     ----------------------        ----------------------
                                                   Percent                       Percent
                                       Amount     of Total           Amount     of Total
                                     -----------  ---------        -----------  ---------
Commercial                           $14,062,135     19.42%        $13,231,859     20.74%
Real estate - residential             21,158,996     29.23%         18,287,644     28.67%
Real estate - commercial              19,191,931     26.51%         16,054,944     25.16%
Construction                           7,319,229     10.11%          7,573,805     11.87%
Home equity                            5,505,157      7.60%          3,412,440      5.35%
Consumer                               5,161,789      7.13%          5,239,150      8.21%
                                     -----------  ---------        -----------  ---------
   Total loans                        72,399,237    100.00%         63,799,842    100.00%
                                                  =========                     =========
Less deferred loan origination fees        8,597                         4,167
Less allowance for credit losses         924,859                       750,768
                                     -----------                   -----------
Net loans                            $71,465,781                   $63,044,907
                                     ===========                   ===========

     The following table sets forth the maturity distribution, classified according to sensitivity to changes in interest rates, for selected components of the Company's loan portfolio as of December 31, 2002.

      LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                           December 31, 2002
                           -------------------------------------------------
                                         Over One
                             One Year     Through    Over Five
                             Or Less    Five Years     Years        Total
                           -----------  -----------  ----------  -----------
Commercial                 $10,868,983  $ 2,616,983  $  576,169  $14,062,135
Real estate - residential    8,302,108   12,331,676     525,212   21,158,996
Real estate - commercial     6,616,801   10,357,307   2,217,823   19,191,931
Construction                 7,319,229            -           -    7,319,229
Home equity                  5,505,157            -           -    5,505,157
Consumer                     1,946,115    2,901,630     314,044    5,161,789
                           -----------  -----------  ----------  -----------
   Total                   $40,558,393  $28,207,596  $3,633,248  $72,399,237
                           ===========  ===========  ==========  ===========

Fixed interest rate        $25,204,730  $26,568,893  $3,543,024  $55,316,647
Variable interest rate      15,353,663    1,638,703      90,224   17,082,590
                           -----------  -----------  ----------  -----------
   Total                   $40,558,393  $28,207,596  $3,633,248  $72,399,237
                           ===========  ===========  ==========  ===========

     As of December 31, 2002, $55,316,647, or 76.41%, of the total loans were fixed rate loans. The significant amount of fixed rate loans was the result of the market demand of the Bank. With such a significant amount of fixed rate loans, the Bank's net interest income will decrease in a rising interest rate environment, but will increase in a falling interest rate environment, unless the loans are renegotiated.

     The Company has the following commitments, lines of credit, and letters of credit outstanding as of December 31, 2002 and 2001, respectively.

                                    2002         2001
                                 -----------  -----------
     Construction loans          $ 4,634,213  $ 3,757,443
     Lines of credit               6,543,075    5,675,616
     Overdraft protection lines      371,753      364,390
     Standby letters of credit     1,053,583      725,018
                                 -----------  -----------
     Total                       $12,602,624  $10,522,467
                                 ===========  ===========

     Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments may have interest fixed at current rates, fixed expiration dates, and may require the payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party. Loan commitments and lines and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment. Management has included a provision for potential losses from funding these loans in the noninterest expense.

LOAN  QUALITY

     The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on non-accruing, past due, and other loans that management believes require attention. The determination of the reserve level rests upon management's judgment about factors affecting loan quality and assumptions about the economy. Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan loss or that additional increases in the loan loss allowance will not be required.

     For significant problem loans, management's review consists of an evaluation of the financial strengths of the borrowers and guarantors, the related collateral, and the effects of economic conditions. The Bank uses a loan grading system where all loans are graded based on management's evaluation of the risk associated with each loan. Based on the loan grading, a factor is applied to the loan balance to reserve for potential losses. The overall evaluation of the adequacy of the total allowance for loan losses is based on an analysis of historical loan loss ratios, loan charge-offs, delinquency trends, and previous collection experience, along with an assessment of the effects of external economic conditions. The Bank's current policy is to maintain an allowance equal to the greater of approximately 1.15% of gross loans or the results of management's evaluation of the risk associated with each loan. This allowance is increased for reserves for specific loans identified as substandard during management's loan review.

     The table "Allocation of Allowance for Loan Losses" which follows shows the specific reserves applied by loan type and also the general allowance included in the December 31, 2002 and 2001, allowance for loan losses.

     The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. The allowance for loan losses was 1.28% and 1.18% of outstanding loans as of December 31, 2002 and 2001, respectively.

          ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                           2002               2001
                   ------------------  ------------------
                    Amount   Percent    Amount   Percent
                   --------  --------  --------  --------
     Commercial    $195,959    21.19%  $195,112    25.99%
     Real estate    456,395    49.35%   375,240    49.98%
     Construction    54,894     5.93%    37,869     5.04%
     Home equity     41,289     4.46%    19,286     2.57%
     Consumer       123,827    13.39%    62,912     8.38%
     General         52,495     5.68%    60,349     8.04%
                   --------  --------  --------  --------
         Total     $924,859   100.00%  $750,768   100.00%
                   ========  ========  ========  ========

                       ALLOWANCE FOR LOAN LOSSES

                                                       2002       2001
                                                     ---------  ---------
     Balance at beginning of year                    $750,768   $645,501

     Loan losses:
          Commercial                                  125,187     19,537
          Real Estate                                   8,000     71,492
          Consumer                                     19,050    104,442
                                                     ---------  ---------
               Total loan losses                      152,237    195,471
                                                     ---------  ---------

     Recoveries on loans previously charged off
          Commercial                                    3,975        200
          Real Estate                                       -     64,550
          Consumer                                     31,920     23,042
                                                     ---------  ---------
               Total loan recoveries                   35,895     87,792
                                                     ---------  ---------

     Net loan losses                                  116,342    107,679
     Provision for loan losses charged to expense     290,433    212,946
                                                     ---------  ---------
     Balance at end of year                          $924,859   $750,768
                                                     =========  =========

     Allowance for loan losses to loans outstanding
          at end of year                                 1.28%      1.18%

     Net charge-offs/(recoveries) to average loans       0.17%      0.18%

     As a result of management's ongoing review of the loan portfolio, loans are classified as nonaccrual when it is not reasonable to expect collection of interest under the original terms. These loans are classified as nonaccrual even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment. Interest on nonaccrual loans is recognized only when received. A delinquent loan is generally placed in nonaccrual status when it becomes ninety days or more past due. When a loan is placed in nonaccrual status, all interest that has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there ultimately may be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings.

     The Company had nonperforming loans totaling $525,110 and $1,100,953 as of December 31, 2002 and 2001, respectively. Where real estate acquired by foreclosure and held for sale is included with nonperforming loans, the result comprises nonperforming assets. Loans are classified as impaired when the collection of contractual obligations, including principal and interest, is doubtful. Management has identified impaired loans totaling $161,182 as of December 31, 2002 compared to $158,002 as of December 31, 2001.

     A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in the nonperforming assets categories. Management monitors these loans closely in order to ensure that the Company's interests are protected. At December 31, 2002, the Company had twenty-eight borrowers with loans considered by management to be potential problem loans totaling approximately $1,737,369. The level of potential problem loans is factored into the determination of the adequacy of the allowance for loan losses.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     The primary objective of asset/liability management is to ensure the steady growth of the Company's primary source of earnings, net interest income. Net interest income can fluctuate with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to provide sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits.

     Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold and investment securities) were 15.08% of average deposits for 2002, compared to 14.06% of average deposits for 2001. The Company considers its loan portfolio as an alternate source of liquidity since it has available third parties who will buy participations in loans. In addition, the Bank has maintained unused lines of credit with the Federal Home Loan Bank in excess of $4,000,000.

     Interest rate sensitivity may be controlled on either side of the balance sheet. On the asset side, management can exercise some control on maturities. Also, loans may be structured with rate floors and ceilings on variable rate notes and by providing for repricing opportunities on fixed rate notes. The Company's investment portfolio, including federal funds sold, probably provides the most flexible and fastest control over rate sensitivity since it generally can be restructured more quickly than the loan portfolio.

     On the liability side, deposit products can be restructured so as to offer incentives to attain the maturity distribution desired. Competitive factors sometimes make control over deposits more difficult and less effective.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate-sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate-sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Company.

     The asset mix of the balance sheet is continually evaluated in terms of several variables; yield, credit quality, appropriate funding sources, and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

     The interest rate sensitivity position at December 31, 2002, is presented in the table "Interest Sensitivity Analysis." The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. The Company was asset-sensitive through the one-year period and longer time horizons. For asset-sensitive institutions, if interest rates should decrease, the net interest margins should decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

                                INTEREST SENSITIVITY ANALYSIS

                                                           December 31, 2002
                                    -------------------------------------------------------------------
                                                     After
                                                   Three but
                                       Within        Within      After One
                                       Three         Twelve      but Within   After Five
                                       Months        Months      Five Years      Years        Total
                                    ------------  ------------  ------------  -----------  ------------
ASSETS
Earning assets:
  Federal funds sold                $ 1,233,376   $         -   $         -   $        -   $ 1,233,376
  Investment securities
   available for sale                   502,033     1,328,162     1,947,622    1,262,549     5,040,366
  Loans held for sale                 4,193,610             -             -            -     4,193,610
  Loans                              33,801,098     6,757,295    28,207,596    3,633,248    72,399,237
                                    ------------  ------------  ------------  -----------  ------------
Total earning assets                $39,730,117   $ 8,085,457   $30,155,218   $4,895,797   $82,866,589
                                    ============  ============  ============  ===========  ============

LIABILITIES
Interest-bearing liabilities:
  Money market and NOW              $17,041,812   $         -   $         -   $        -   $17,041,812
  Savings deposits                    6,390,813             -             -            -     6,390,813
  Club accounts                               -        50,706             -            -        50,706
  Certificates $100,000 and over      3,948,398     4,753,107     8,814,176            -    17,515,681
  Certificates under $100,000         4,295,022     8,411,889    12,618,973       14,213    25,340,097
  Securities sold under
   agreements to repurchase              60,964             -             -            -        60,964
  Federal Home Loan Bank Note                 -     2,600,000     2,695,000    2,215,135     7,510,135
                                    ------------  ------------  ------------  -----------  ------------
Total interest-bearing liabilities  $31,737,009   $15,815,702   $24,128,149   $2,229,348   $73,910,208
                                    ============  ============  ============  ===========  ============

Period gap                          $ 7,993,108   $(7,730,245)  $ 6,027,069   $2,666,449   $ 8,956,381

Cumulative gap                      $ 7,993,108   $   262,863   $ 6,289,932   $8,956,381   $ 8,956,381

Ratio of cumulative gap to total
  earning assets                           9.65%         0.32%         7.59%       10.81%        10.81%

     As noted in the table "Composition of Loan Portfolio," as of December 31, 2002 approximately $40,573,295, or 56.04%, of the loan portfolio consisted of commercial loans, commercial real estate loans, and real estate construction loans. Of this amount, $24,805,013, or 61.14%, matures within one year.

     The table "Investment Securities Maturity Distribution and Yields" shows that as of December 31, 2002, the majority of the investment portfolio matures within five years. All debt securities of the Company have been classified as "available-for-sale." Another source of liquidity is the $500,000 line of credit the Company has from correspondent banks. The Company may borrow up to $12,367,700 from the Federal Home Loan Bank. Based on current outstanding notes to the Federal Home Loan Bank, the Company has $4,857,565 available under this credit facility.

             INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

                                       December 31, 2002     December 31, 2001
                                     --------------------  --------------------
                                                 Year-end              Year-end
                                     Book Value   Yields   Book Value   Yields
                                     -----------  -------  -----------  -------
U.S. government agencies
  One year or less                   $ 1,830,195    3.33%  $   163,200    6.08%
  Over one through five years          1,947,622    4.03%    4,165,095    4.10%
  Over five years through ten years      110,774    5.80%      145,583    5.77%
  Over ten years                         938,907    6.37%    1,457,993    6.64%
                                     -----------  -------  -----------  -------
Total U.S. government agencies       $ 4,827,498    4.26%  $ 5,931,871    4.82%
                                     -----------  -------  -----------  -------
State and municipal
  Over five years through ten years  $   109,872    5.70%            -       -
  Over ten years                         102,996    5.70%            -       -
                                     -----------  -------  -----------  -------
Total state and municipal            $   212,868    5.70%            -       -
                                     -----------  -------  -----------  -------

Total all securities                 $ 5,040,366    4.32%  $ 5,931,871    4.82%
                                     ===========  =======  ===========  =======

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

     Average interest-bearing liabilities increased $7,934,494, or 13.21%, from $60,072,318 in 2001, to $68,006,812 in 2002. Average interest-bearing deposits increased $6,964,238, or 11.99%, to $65,048,657 in 2002, from $58,084,419 in
2001. These increases in interest-bearing deposits are the result of continued promotional efforts by management to increase the deposits and loans of the Bank, as well as a loss of confidence in the stock market by customers. At December 31, 2002, total deposits were $74,143,566, compared to $71,455,256 at December 31, 2001, an increase of 3.76%.

     The following table sets forth the deposits of the Company by category as of December 31, 2002 and 2001, respectively.

                                    DEPOSITS

                                              December 31,
                           --------------------------------------------------
                                     2002                      2001
                           ------------------------  ------------------------
                                        Percent of                Percent of
                             Amount      Deposits      Amount      Deposits
                           -----------  -----------  -----------  -----------
Demand deposit accounts    $ 7,804,457       10.53%  $ 6,600,971        9.24%
NOW accounts                10,342,700       13.95%   11,184,109       15.65%
Money market accounts        6,699,112        9.04%   10,066,760       14.09%
Savings accounts             6,441,519        8.69%    5,249,411        7.35%
Time deposits less than
   $100,000                 25,340,097       34.17%   24,159,233       33.81%
Time deposits of $100,000
   or over                  17,515,681       23.62%   14,194,772       19.86%
                           -----------  -----------  -----------  -----------
      Total deposits       $74,143,566      100.00%  $71,455,256      100.00%
                           ===========  ===========  ===========  ===========

     Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits decreased $632,599 during 2002. Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future, but management anticipates more borrowings from the Federal Home Loan Bank as a secondary funding source. The Company's loan-to-deposit ratio was 96.39% December 31, 2002 and 88.23% at the end of 2001, with a 2002 ratio of average loans to average deposits of 92.75%. The maturity distribution of the Company's time deposits over $100,000 at December 31, 2002, is shown in the following table.

                        MATURITIES OF CERTIFICATES OF DEPOSIT
                     AND OTHER TIME DEPOSITS OF $100,000 OR MORE

                                              December 31, 2002
                         -----------------------------------------------------------
                                    After Three   After Six
                           Within     Through     Through      After
                           Three        Six        Twelve      Twelve
                           Months      Months      Months      Months       Total
                         ----------  ----------  ----------  ----------  -----------
Certificates of deposit
  of $100,000 or more    $3,948,398  $1,923,736  $2,829,371  $8,814,176  $17,515,681
                         ==========  ==========  ==========  ==========  ===========

     Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. The Company has limited brokered deposits to less than $3,000,000.

     Borrowed funds consist primarily of short-term borrowings in the form of securities sold under agreements to repurchase and notes from the Federal Home Loan Bank. Average borrowings were $2,958,155 and $1,987,899 during 2002 and 2001, respectively. As previously noted, the Company's primary funding source is core deposits.

NONINTEREST  INCOME

     Noninterest income for 2002 was $617,081, compared to noninterest income in 2001 of $590,601, an increase of $26,480, or 4.48%. During much of 2001, the
Company had two mortgage originators, compared to one originator during 2002, which contributed to the decrease in mortgage income of $46,156. Return check and overdraft fee income increased $42,541 and ATM network and VISA fees increased $17,623 due to increased account volume.

     The following table presents the principal components of noninterest income for the years ended December 31, 2002 and 2001, respectively.

                               NONINTEREST INCOME

                                                                   2002       2001
                                                                 ---------  ---------

     Service charges on deposit accounts                         $213,592   $171,384
     Mortgage banking fees                                        258,792    304,953
     Other noninterest income                                     144,697    114,264
                                                                 ---------  ---------
          Total noninterest income                               $617,081   $590,601
                                                                 =========  =========

     Noninterest income as a percentage of average total assets      0.75%      0.82%
                                                                 =========  =========

NONINTEREST  EXPENSE

     Noninterest expense increased $209,877, or 8.56%, to $2,661,481 in 2002, from $2,451,604 in 2001. The increase was the result of an increase of $95,094 in compensation and related expenses, an increase of $32,836 for data processing, an increase of $28,600 for directors fees, an increase of $19,567 for furniture and equipment, an increase of $11,521 for collection costs, an increase of $9,446 for training, and an increase of $8,136 for maintenance contracts. These increases were offset by a decrease of $18,626 in the provision for loan commitments. Personnel costs, occupancy costs, and data processing costs increased as a result of 2002 being the first full year of operating the Oxford branch. Also personnel expenses increased when the Bank added a commercial lender and a consumer lender in July, 2002.

     As the Company experienced greater net loan losses, it also incurred greater collection costs. The increased collection costs were more than offset by the decrease in the provision for loan commitments. Management reviewed the outstanding commitments as of December 31, 2002, determining that the reserve of $61,892, or .49% of outstanding commitments, was adequate. The Company reversed $18,626 of the allowance for loan commitment losses during 2002.

     The following table presents the principal components of noninterest expense for the years ended December 31, 2002 and 2001, respectively.

                                  NONINTEREST EXPENSE

                                                                     2002         2001
                                                                  -----------  -----------
     Compensation and related expenses                            $1,546,476   $1,451,382
     Occupancy expense                                               158,419      156,775
     Furniture and equipment expense                                 139,821      120,254
     Advertising                                                      70,800       70,848
     Data processing                                                 196,864      164,028
     Deposit assessment                                               12,182       11,154
     Directors fees                                                   39,000       10,400
     Insurance                                                        11,905        9,991
     Loan reports and collection costs                                34,249       27,389
     Postage                                                          52,377       47,590
     Professional fees                                                93,263       94,166
     Provision for loan commitments                                  (18,626)           -
     Proxy and transfer agent costs                                   18,833       22,658
     Software amortization                                            12,947        9,664
     Stationery and supplies                                          72,588       71,651
     Telephone                                                        34,861       30,495
     Training                                                         27,355       17,909
     Travel and entertainment                                         27,082       32,565
     Other                                                           131,085      102,685
                                                                  -----------  -----------
          Total noninterest expense                               $2,661,481   $2,451,604
                                                                  ===========  ===========

     Noninterest expense as a percentage of average total assets        3.24%        3.42%
                                                                  ===========  ===========

CAPITAL

     Under the capital guidelines of the Federal Reserve Board and the FDIC, the Company and the Bank are currently required to maintain a minimum risk-based total capital ratio of 8%, with at least 4% being Tier 1 capital. Tier 1 capital consists of common stockholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less certain intangibles. In addition, the Company and the Bank must maintain a minimum Tier 1 leverage ratio (Tier 1 capital to total assets) of at least 4%.

     At December 31, 2002, the Company and the Bank exceeded their regulatory capital ratios, as set forth in the following table.

                           ANALYSIS OF CAPITAL

                                                            Required
                                           Company   Bank   Minimums
                                           --------  -----  ---------

          Tier 1 risk-based capital ratio      8.4%   8.3%       4.0%
          Total risk-based capital ratio       9.7%   9.6%       8.0%
          Tier 1 leverage ratio                7.1%   7.0%       4.0%

ACCOUNTING  RULE  CHANGES

     FASB Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In, addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The effective dates of parts of the Statement are for years ending after December 15, 2002 and parts for years beginning after December 15, 2002. This Statement had no effect on the financial statements of the Company because the Company has not granted any options since the implementation of this Statement.

IMPACT OF INFLATION

     Unlike most industrial companies, the assets and liabilities of financial institutions, such as the Company and the Bank, are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation. See "Interest Rate Sensitivity" table above.

INDUSTRY DEVELOPMENTS

     Certain recently enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institutions industry. The Company is unable at this time to assess the impact of this legislation on its financial condition or results of operations.

                     MARKET FOR COMPANY'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

     The Company's Articles of Incorporation authorize it to issue up to 5,000,000 shares of its common stock, par value $0.10 per share (the "Common Stock"). The Company closed its initial public offering (the "Initial Offering") of Common Stock on December 31, 1992, in which the Company offered for sale a minimum of 535,000 shares and a maximum of 700,000 shares at a purchase price of $10.00 per share. As a result of the Initial Offering, 559,328 shares of the Common Stock were issued.

     As of March 19, 2003, there were approximately 445 holders of record of the Common Stock and 565,833 shares of Common Stock issued and outstanding. In addition, there were approximately 224,685 shares of Common Stock issuable pursuant to options and warrants which may be issued in the next 60 days. There is no established public trading market in the stock, and there is no likelihood that a trading market will develop in the near future. The development of a trading market may be inhibited because insiders hold a large portion of the Company's shares. Transactions in the Common Stock are infrequent and are negotiated privately between the persons involved in those transactions.

     All outstanding shares of Common Stock of the Company are entitled to share equally in dividends from funds legally available, when, as, and if declared by the Board of Directors. The Company paid cash dividends of $.05 per share during each quarter of 2001. The total 2001 dividend paid was $112,064. In the first quarter of 2002, the Company paid a cash dividend to stockholders of record as of January 31, 2002 of $0.05 per share plus an additional $0.20 per share as a special one time only dividend. The total dividend paid was $140,079.50. For each of the remaining three quarters in 2002, the Company paid a cash dividend of $0.05 per share to stockholders of record as of April 30, 2002, July 31, 2002, and October 31, 2002. The total dividend paid for each of the second, third and fourth quarters was $28,015.90. The total dividends paid in 2002 were $224,127.20. The Company currently has no source of income other than dividends and other payments received from the Bank. The Company does intend to pay a quarterly cash dividend; however, any future dividends will depend upon the Company's financial performance and capital requirements.

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Easton Bancorp, Inc. and Subsidiary
Easton, Maryland



     We have audited the consolidated balance sheets of Easton Bancorp, Inc. and Subsidiary as of December 31, 2002, 2001, and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Easton Bancorp, Inc. and Subsidiary as of December 31, 2002, 2001, and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




Salisbury, Maryland
January 27, 2003

                             EASTON BANCORP, INC. AND SUBSIDIARY

                                 CONSOLIDATED BALANCE SHEETS


                                                                    December 31,
                                                           2002         2001         2000
                                                       -----------  -----------  ------------
                                    ASSETS

Cash and due from banks                                $ 2,361,869  $ 1,415,318  $ 1,202,011
Federal funds sold                                       1,233,376    4,831,188    1,325,552
Investment in Federal Home Loan Bank stock                 431,500      431,500      204,200
Investment securities available for sale                 5,040,366    5,931,871    4,978,928
Loans held for sale                                      4,193,610      622,000      353,110
Loans, less allowance for loan losses of
  $924,859, $750,768, and $645,501                      71,465,781   63,044,907   54,249,898
Cash value of life insurance                             1,335,376    1,281,871            -
Premises and equipment                                   1,569,357    1,624,379    1,670,019
Accrued interest receivable                                420,941      432,134      397,492
Other assets                                               131,416      135,173      115,072
Deferred income taxes                                      157,129       70,262       40,211
                                                       -----------  -----------  ------------
     Total assets                                      $88,340,721  $79,820,603  $64,536,493
                                                       ===========  ===========  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Noninterest-bearing                                  $ 7,804,457  $ 6,600,971  $ 5,048,604
  Interest-bearing                                      66,339,109   64,854,285   52,069,826
                                                       -----------  -----------  ------------
     Total deposits                                     74,143,566   71,455,256   57,118,430
Accrued interest payable                                   110,480      112,507      138,693
Securities sold under agreements to repurchase              60,964       65,486       69,984
Notes payable                                            7,510,136    2,222,875    1,630,092
Other liabilities                                          280,962      149,775      153,025
                                                       -----------  -----------  ------------
     Total liabilities                                  82,106,108   74,005,899   59,110,224
                                                       -----------  -----------  ------------
Stockholders' equity
  Common stock, par value $.10 per share; authorized
    5,000,000 shares, issued and outstanding 565,833
    shares in 2002 and 560,318 shares in 2001 and 2000      56,583       56,032       56,032
  Additional paid-in capital                             5,282,086    5,227,487    5,227,487
  Retained earnings                                        821,778      496,104      153,211
                                                       -----------  -----------  ------------
                                                         6,160,447    5,779,623    5,436,730
  Accumulated other comprehensive income                    74,166       35,081      (10,461)
                                                       -----------  -----------  ------------
     Total stockholders' equity                          6,234,613    5,814,704    5,426,269
                                                       -----------  -----------  ------------
     Total liabilities and stockholders' equity        $88,340,721  $79,820,603  $64,536,493
                                                       ===========  ===========  ============


   The accompanying notes are an integral part of these financial statements.

                               EASTON BANCORP, INC. AND SUBSIDIARY

                                CONSOLIDATED STATEMENTS OF INCOME


                                                                    Years Ended December 31,
                                                                  2002        2001        2000
                                                               ----------  ----------  ----------
INTEREST REVENUE
  Loans, including fees                                        $4,870,004  $5,063,793  $4,730,145
  U.S. government agency securities                               234,226     243,224     283,626
  State and municipal securities                                    3,982           -           -
  Federal funds sold                                               51,286     111,011     132,723
  Deposits in banks                                                     -         496         508
  Dividends                                                        22,914      27,399      15,106
                                                               ----------  ----------  ----------
     Total interest revenue                                     5,182,412   5,445,923   5,162,108
                                                               ----------  ----------  ----------
INTEREST EXPENSE
  Interest on deposits                                          1,873,345   2,569,798   2,364,889
  Interest on borrowed funds                                      123,125     101,707     103,508
                                                               ----------  ----------  ----------
     Total interest expense                                     1,996,470   2,671,505   2,468,397
                                                               ----------  ----------  ----------

     Net interest income                                        3,185,942   2,774,418   2,693,711

PROVISION FOR LOAN LOSSES                                         290,433     212,946     147,643
                                                               ----------  ----------  ----------
     Net interest income after provision for loan losses        2,895,509   2,561,472   2,546,068
                                                               ----------  ----------  ----------

NONINTEREST REVENUE
  Service charges on deposit accounts                             213,592     171,384     165,874
  Mortgage banking fees                                           258,792     304,953      87,391
  Other noninterest revenue                                       144,697     114,264      39,939
                                                               ----------  ----------  ----------
     Total noninterest revenue                                    617,081     590,601     293,204
                                                               ----------  ----------  ----------

NONINTEREST EXPENSE
  Compensation and related expenses                             1,546,476   1,451,382   1,170,847
  Occupancy                                                       158,419     156,775     114,246
  Furniture and equipment                                         139,821     120,254     103,043
  Other operating                                                 816,765     723,193     640,132
                                                               ----------  ----------  ----------
     Total noninterest expense                                  2,661,481   2,451,604   2,028,268
                                                               ----------  ----------  ----------

Income before income taxes                                        851,109     700,469     811,004

Income tax expense                                                301,308     245,512     307,259
                                                               ----------  ----------  ----------

NET INCOME                                                     $  549,801  $  454,957  $  503,745
                                                               ==========  ==========  ==========

Earnings per common share
  Basic                                                        $     0.98  $     0.81  $     0.90
  Diluted                                                      $     0.95  $     0.80  $     0.87


   The accompanying notes are an integral part of these financial statements.

                                EASTON BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                               Accumulated
                                                        Additional   Retained     other
                                      Common stock       paid-in     earnings comprehensive Comprehensive
                                   Shares   Par value    capital     (deficit)    income      income
                                  --------  ----------  ----------  ----------  -----------  --------
Balance, December 31, 1999         560,318  $   56,032  $5,227,487  $(322,518)  $(77,371)

Net income                               -           -           -    503,745            -   $503,745
Unrealized gain on investment
  securities available for sale
  net of income taxes of $34,470         -           -           -          -       66,910     66,910
                                                                                             --------
Comprehensive income                                                                         $570,655
                                                                                             ========
Cash dividend, $.05 per share            -           -           -    (28,016)           -
                                  --------  ----------  ----------  ----------  -----------
Balance, December 31, 2000         560,318      56,032   5,227,487    153,211      (10,461)

Net income                               -           -           -    454,957            -   $454,957
Unrealized gain on investment
  securities available for sale
  net of income taxes of $23,461         -           -           -          -       45,542     45,542
                                                                                             --------
Comprehensive income                                                                         $500,499
                                                                                             ========
Cash dividend, $.20 per share            -           -           -   (112,064)           -
                                  --------  ----------  ----------  ----------  -----------
Balance, December 31, 2001         560,318      56,032   5,227,487    496,104       35,081

Net income                               -           -           -    549,801            -   $549,801
Unrealized gain on investment
  securities available for sale
  net of income taxes of $20,134         -           -           -          -       39,085     39,085
                                                                                             --------
Comprehensive income                                                                         $588,886
                                                                                             ========
Stock warrants exercised             5,515         551      54,599          -            -
Cash dividend, $.40 per share            -           -           -   (224,127)           -
                                  --------  ----------  ----------  ----------  -----------
Balance, December 31, 2002         565,833  $   56,583  $5,282,086  $ 821,778     $ 74,166
                                  ========  ==========  ==========  ==========  ===========


   The accompanying notes are an integral part of these financial statements.

                                          EASTON BANCORP, INC. AND SUBSIDIARY

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     Years Ended December 31,
                                                                                2002           2001           2000
                                                                            -------------  -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                                         $  5,237,596   $  5,416,584   $ 5,032,585
  Proceeds from loan sales                                                    11,114,608     17,181,217     5,591,940
  Fees, commissions, and rent received                                           632,203        538,465       298,503
  Loans originated for sale                                                  (14,686,218)   (17,450,107)   (5,875,050)
  Interest paid                                                               (2,052,002)    (2,754,562)   (2,438,592)
  Payments to suppliers and employees                                         (2,495,830)    (2,298,145)   (1,902,206)
  Income taxes paid                                                             (307,638)      (289,286)     (206,100)
                                                                            -------------  -------------  ------------
                                                                              (2,557,281)       344,166       501,080
                                                                            -------------  -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Loans originated, net of principal repayments                               (8,707,140)    (9,002,995)   (8,395,862)
  Purchase of investment securities available for sale                        (1,475,984)    (5,584,603)   (4,102,849)
  Proceeds from calls and maturities of investment securities
    available for sale                                                         2,378,549      4,690,401     2,167,738
  Proceeds from sales of investment securities available for sale                      -              -     1,263,844
  Purchase of Federal Home Loan Bank stock                                             -       (227,300)      (25,200)
  Investment in life insurance contract                                                -     (1,225,000)            -
  Proceeds from sale of other real estate and repossessions                            -         18,505             -
  Purchase of premises, equipment, and software                                  (91,477)      (107,278)      (85,804)
  Purchase of other real estate                                                        -              -        (1,330)
                                                                            -------------  -------------  ------------
                                                                              (7,896,052)   (11,438,270)   (9,179,463)
                                                                            -------------  -------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in
    Time deposits                                                              4,451,067      5,079,934     5,706,197
    Other deposits                                                            (1,762,757)     9,256,892     4,285,787
    Securities sold under agreements to repurchase                                (4,522)        (4,498)     (210,683)
  Advances under notes payable, net of repayments                              5,287,261        592,783    (1,948,401)
  Proceeds from warrants exercised                                                55,150              -             -
  Dividends paid                                                                (224,127)      (112,064)      (28,016)
                                                                            -------------  -------------  ------------
                                                                               7,802,072     14,813,047     7,804,884
                                                                            -------------  -------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (2,651,261)     3,718,943      (873,499)

Cash and cash equivalents at beginning of year                                 6,246,506      2,527,563     3,401,062
                                                                            -------------  -------------  ------------
Cash and cash equivalents at end of year                                    $  3,595,245   $  6,246,506   $ 2,527,563
                                                                            =============  =============  ============


   The accompanying notes are an integral part of these financial statements.

                               EASTON BANCORP, INC. AND SUBSIDIARY

                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (Continued)

                                                                    Years Ended December 31,
                                                                 2002         2001        2000
                                                             ------------  ----------  ----------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
    Net income                                               $   549,801   $ 454,957   $ 503,745

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
    OPERATING ACTIVITIES
    Provisions for loan and commitment losses                    271,807     212,946     172,893
    Depreciation and amortizaton                                 143,286     131,405     116,593
    Securities amortization, net of accretion                     48,158      10,263     (12,792)
    Deferred income taxes                                       (107,000)    (53,513)    102,337
    Increase in cash surrender value of life insurance           (53,505)    (56,871)          -
    Loss (gain) on sale of other real estate owned
      and repossessions                                                -       1,495           -
    Loss on sales and calls of securities                              -           -      10,338
    Net loans originated for sale                             (3,571,610)   (268,890)   (283,110)
    Decrease (increase) in
      Accrued interest receivable                                 11,193     (34,642)    (96,956)
      Other assets                                                 6,970     (34,865)    (21,926)
    Increase (decrease) in
      Deferred loan origination fees                              (4,167)     (4,960)    (30,113)
      Accrued interest payable                                    (2,027)    (26,186)     29,805
      Accrued income taxes, net of prepaid taxes                 100,670       9,739      (1,178)
      Other liabilities                                           49,143       3,288      11,444
                                                             ------------  ----------  ----------
                                                             $(2,557,281)  $ 344,166   $ 501,080
                                                             ============  ==========  ==========



Noncash financing and investing activities
  Other assets acquired through repossession                 $         -   $       -   $  20,000
                                                             ============  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The accounting and reporting policies in the financial statements conform to generally accepted accounting principles and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Business
     --------
          Easton Bancorp, Inc. is a one-bank holding company. Easton Bank & Trust Company is a financial institution operating primarily in Talbot and Caroline Counties on the Eastern Shore of Maryland. The Bank offers deposit services and loans to individuals, small businesses, associations, and government entities. Other services include direct deposit of payroll and social security checks, automatic drafts from accounts, automated teller machine services, cash management services, safe deposit boxes, money orders, and travelers cheques. The Bank also offers credit and debit card services and discount brokerage services through a correspondent.

     Principles of consolidation
     ---------------------------
          The consolidated financial statements of Easton Bancorp, Inc. include the accounts of its wholly owned subsidiary, Easton Bank & Trust Company. Intercompany accounts and transactions have been eliminated.

     Cash and cash equivalents
     -------------------------
          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

     Investment securities
     ---------------------
          As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders' equity on an after tax basis.

     Loans held for sale
     -------------------
          The Company originates loans that are sold to investors. Because of the short holding period, these loans are carried at cost, which approximates market value.

     Loans and allowance for loan losses
     -----------------------------------
          Loans are stated at face value, plus deferred origination costs, less deferred origination fees and the allowance for loan losses. Interest on loans is credited to income based on the principal amounts outstanding. Origination fees are recorded as income over the contractual life of the related loans as an adjustment of yield. The accrual of interest is discontinued when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Loans and allowance for loan losses (continued)
     -----------------------------------------------
          The Bank maintains an allowance for loan losses that is adequate to provide for potential loan losses based on management's review and analysis of the loan portfolio. For significant problem loans, management's review consists of an evaluation of the financial strengths of the borrowers and guarantors, the related collateral, and the effects of economic conditions. The Bank uses a loan grading system where all loans are graded based on management's evaluation of the risk associated with each loan. Based on the loan grading, a factor is applied to the loan balance to provide for potential losses. The overall evaluation of the adequacy of the total allowance for loan losses is based on an analysis of historical loan loss ratios, loan charge-offs, delinquency trends, and previous collection experience, along with an assessment of the effects of external economic conditions.

          If the current economy or real estate market were to suffer a severe downturn, the estimate for uncollectible accounts would need to be increased. Loan losses are charged to the allowance when management believes that collectibility is unlikely. Collections of loans previously charged off are added to the allowance at the time of recovery.

          Loans are considered impaired when, based on current information, management considers it unlikely that the collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued.

     Premises and equipment
     ----------------------
          Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives using the straight-line method. Leasehold improvements are amortized over the terms of the lease or the estimated useful lives of the improvements, whichever is shorter.

     Advertising
     -----------
          Advertising costs are expensed over the life of ad campaigns. General purpose advertising is charged to expense as incurred.

     Income taxes
     ------------
          The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income.

          Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Earnings per share
     ------------------
          Basic earnings per common share are determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are calculated including the average dilutive common stock equivalents outstanding during the period.

          Dilutive common equivalent shares consist of stock options and warrants, calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded since the effect would be antidilutive.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Stock options
     -------------
          The Company accounts for stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

2.   CASH AND DUE FROM BANKS

          The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were $3,133,360, $2,968,797, and $2,094,348 for 2002, 2001, and 2000,
     respectively.

          Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3.   EARNINGS PER SHARE

          Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of earnings per share under the treasury stock method which could occur if options or warrants representing contracts to issue common stock were exercised.

          Earnings per share (EPS) are calculated as follows:

                                        2002     2001     2000
                                       -------  -------  -------

     Weighted average basic shares     560,333  560,318  560,318
     Weighted average dilutive shares   17,487    8,427   15,634
                                       -------  -------  -------
         Total                         577,820  568,745  575,952
                                       =======  =======  =======

4.   PROFIT SHARING AND RETIREMENT PLANS

          In 1996, the Bank adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Bank contributions. During 2002, 2001, and 2000, the Board of Directors approved contributions that totaled $12,308, $11,575, and $9,492, respectively, matching 25% of employee contributions.

          In February 2001, the Bank purchased life insurance to fund supplemental retirement benefits for an executive officer of the Bank. Vesting occurs at the rate of 10% per year. During 2002 and 2001 the Bank incurred expenses related to this benefit of $18,657 and $10,621, respectively.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


5.   INVESTMENT SECURITIES

          Investment securities are summarized as follows:

                                 Amortized       Unrealized   Unrealized     Market
     DECEMBER 31, 2002              cost            gains       losses       value
---------------------------  ------------------  -----------  -----------  ----------
  Available for sale
    U. S. government agency  $        4,719,640  $   107,858  $         -  $4,827,498
    State and municipal                 208,353        5,418          903     212,868
                             ------------------  -----------  -----------  ----------
                             $        4,927,993  $   113,276  $       903  $5,040,366
                             ==================  ===========  ===========  ==========


    December 31, 2001
---------------------------
    U. S. government agency  $        5,878,717  $    63,727  $    10,573  $5,931,871
                             ==================  ===========  ===========  ==========

    December 31, 2000
---------------------------
    U. S. government agency  $        4,994,778  $    16,747  $    32,597  $4,978,928
                             ==================  ===========  ===========  ==========

          Proceeds from the sale of investments available for sale in 2000 were $1,263,844. Gross gains of $10,338 were recorded on these sales.

          Contractual maturities and the amount of pledged securities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations. Mortgage-backed securities are due in monthly installments.

                                   2002                    2001                   2000
                          ======================  ======================  ======================
                          Amortized     Market    Amortized     Market    Amortized     Market
                             cost       value        cost       value        cost       value
                          ----------  ----------  ----------  ----------  ----------  ----------
Due
    One year or less      $1,812,820  $1,830,195  $  159,966  $  163,200  $  250,000  $  247,930
    After one year
      through five years   1,568,179   1,595,924   3,910,516   3,932,301   3,205,948   3,182,139
    After five years
      through ten years      104,454     109,871           -           -           -           -
    After ten years          103,899     102,996           -           -           -           -
    Mortgage-backed
      securities           1,338,641   1,401,380   1,808,235   1,836,370   1,538,830   1,548,859
                          ----------  ----------  ----------  ----------  ----------  ----------
                          $4,927,993  $5,040,366  $5,878,717  $5,931,871  $4,994,778  $4,978,928
                          ==========  ==========  ==========  ==========  ==========  ==========

          Securities with a carrying value of $1,852,194 were pledged as collateral for repurchase agreements and to secure government deposits as of December 31, 2002

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


6.   LOANS AND ALLOWANCE FOR LOAN LOSSES

          Major classifications of loans are as follows:

                                                           2002         2001         2000
                                                        -----------  -----------  -----------
  Commercial                                            $14,062,135  $13,231,859  $10,032,250
  Real estate                                            40,350,927   34,342,588   32,573,488
  Construction                                            7,319,229    7,573,805    5,096,238
  Home equity                                             5,505,157    3,412,440    2,727,880
  Consumer                                                5,161,789    5,239,150    4,474,671
                                                        -----------  -----------  -----------
                                                         72,399,237   63,799,842   54,904,527
  Less deferred loan origination fees, net of deferred
    origination costs                                         8,597        4,167        9,128
  Less allowance for loan losses                            924,859      750,768      645,501
                                                        -----------  -----------  -----------
  Loans, net                                            $71,465,781  $63,044,907  $54,249,898
                                                        ===========  ===========  ===========

          The residential mortgage portfolio is pledged as collateral under lines of credit from the Federal Home Loan Bank.

          The rate repricing distribution of the loan portfolio follows:

  Immediately                                           $29,763,093  $17,857,739  $11,846,512
  Within one year                                        10,795,300   12,246,033   11,460,593
  Over one to five years                                 28,207,596   30,507,558   27,440,510
  Over five years                                         3,633,248    3,188,512    4,156,912
                                                        -----------  -----------  -----------
                                                        $72,399,237  $63,799,842  $54,904,527
                                                        ===========  ===========  ===========

          Transactions in the allowance for loan losses are as follows:

  Beginning balance                                     $   750,768  $   645,501  $   555,129
  Provision charged to operations                           290,433      212,946      147,643
  Recoveries                                                 35,895       87,792       15,403
                                                        -----------  -----------  -----------
                                                          1,077,096      946,239      718,175
  Charge-offs                                               152,237      195,471       72,674
                                                        -----------  -----------  -----------
  Ending balance                                        $   924,859  $   750,768  $   645,501
                                                        ===========  ===========  ===========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


6.   LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

          Nonaccrual loans and loans past due 90 days or more are as follows:

                                                    2002         2001        2000
                                                -----------  -----------  ----------
  Nonaccrual
    Commercial                                  $    33,073  $   116,106  $   88,886
    Mortgage                                        482,822      213,355     228,499
    Installment                                       8,215       23,585      39,510
                                                -----------  -----------  ----------
                                                $   524,110  $   353,046  $  356,895
                                                ===========  ===========  ==========

  Interest not accrued                          $    14,750  $    19,654  $   28,931
                                                ===========  ===========  ==========
  Loans past due ninety days or more,
    still accruing interest                     $     1,000  $   747,907  $   97,984
                                                ===========  ===========  ==========

          Included in nonaccrual loans at December 31, 2002 and 2001, are impaired loans totaling $161,182 and $158,002, respectively. Average impaired loans for years ending 2002 and 2001 were $178,882 and $179,538. Management allocated $23,463 of the 2002 allowance and $52,578 of the 2001 allowance for loan losses to impaired loans and recognized related charged-off loans of $164,469 in 2002 and $29,492 in 2001. No interest was recognized on these loans in 2002 or 2001.

          The following commitments, lines of credit, and letters of credit are outstanding as of December 31:

  Construction loans                            $ 4,634,213  $ 3,757,443  $3,438,181
  Lines of credit, including home equity lines    6,543,075    5,675,616   4,912,511
  Overdraft protection lines                        371,753      364,390     306,314
  Standby letters of credit                       1,053,583      725,018     410,636
                                                -----------  -----------  ----------
                                                $12,602,624  $10,522,467  $9,067,642
                                                ===========  ===========  ==========

     Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments may have rates fixed at current market amounts, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time.

     Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

     Loan commitments, lines of credit and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment. Management includes a provision for potential loss from funding these commitments in other operating expenses.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


7.   PREMISES AND EQUIPMENT

          A summary of premises and equipment and the related depreciation expense is as follows:

                                       Estimated
                                      useful lives     2002        2001        2000
                                      ------------  ----------  ----------  ----------
  Land                                           -  $  295,211  $  295,211  $  295,211
  Land improvements                       20 years      40,512      40,512      40,512
  Building                             10-40 years   1,304,503   1,304,503   1,304,503
  Furniture, fixtures, and equipment    5-10 years     825,252     749,934     703,428
                                                    ----------  ----------  ----------
                                                     2,465,478   2,390,160   2,343,654
  Accumulated depreciation                             896,121     765,781     673,635
                                                    ----------  ----------  ----------
  Net premises and equipment                        $1,569,357  $1,624,379  $1,670,019
                                                    ==========  ==========  ==========

  Depreciation expense                              $  130,339  $  121,742  $  110,437
                                                    ==========  ==========  ==========

8.   LEASE COMMITMENTS

          The Company is currently leasing branch facilities from a related party. The lease term, for a period of five years, began July 1, 2000. Rent is fixed at $300 per month. The landlord is responsible for real estate taxes.

          The Company leases retail property in which the Denton branch is located. The lease, dated June 4, 1999, expires August 31, 2004. The lease has three 5-year renewal options with rent increases of 10% for each renewal period. The Company is responsible for real estate taxes. If the landlord decides to sell the building in which the Company's branch is located, the lease provides the Company the right to purchase the building at terms comparable to third party offers.

          The Company has signed a lease for a new branch in Easton. The lease becomes effective upon completion of renovations by the landlord. The 5-year lease has one 5-year renewal option. In addition to the base rent, the tenant will reimburse the landlord for improvements plus fifteen percent during the original lease term. The table assumes the Company takes possession of the property March 1, 2003.

          Lease obligations will require payments as follows:

                                         Minimum
                               Period    rentals
                              --------  --------
                                2003    $ 47,595
                                2004      43,070
                                2005      24,604
                                2006      23,488
                                2007      24,193
                             remaining     4,052
                                        --------

                             Total      $167,002
                                        ========

          Rent expense was $46,395 for 2002, $32,022 for 2001, and $29,595 for
     2000.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


9.   DEPOSITS

          Major classifications of interest-bearing deposits are as follows:

                                                2002         2001         2000
                                             -----------  -----------  -----------
Money market and NOW                         $17,041,812  $21,250,869  $15,424,518
Savings                                        6,441,519    5,249,411    3,371,237
Certificates of deposit of $100,000 or more   17,515,681   14,194,772   11,520,354
Other time                                    25,340,097   24,159,233   21,753,717
                                             -----------  -----------  -----------
                                             $66,339,109  $64,854,285  $52,069,826
                                             ===========  ===========  ===========

          Interest expense on certificates of deposit issued in denominations of $100,000 or more was $636,215, $809,945 and $659,468 for the years ending
     December 31, 2002, 2001, and 2000, respectively.

          The maturities of time deposits follow:

                                               2002         2001
                                             -----------  -----------
One year or less                             $21,408,416  $28,020,695
Over one to two years                          4,149,185    5,031,945
Over two to three years                        6,772,796    2,168,862
Over three to five years                      10,511,168    3,064,640
Over five years                                   14,213       67,863
                                             -----------  -----------
                                             $42,855,778  $38,354,005
                                             ===========  ===========

          At December 31, 2001, one NOW account had a balance representing 5.06% of total deposits.

10.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase represent overnight borrowings from customers. The government agency securities that are the collateral for these agreements are owned by the Company and maintained in the custody of a nonaffiliated bank designated by the Company. Additional information is as follows:

                                                 2002         2001        2000
                                             -----------  -----------  ----------
  Maximum amount outstanding                 $   99,039    $  79,999   $  77,808
  Average amount outstanding                     68,358       62,059      50,836
  Average rate paid during the year                4.01%        4.01%       3.99%
  Investment securities underlying the
  agreements at year end
    Carrying value                           $   52,360    $ 163,200   $  99,875
    Estimated fair value                         52,360      163,200      99,875

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

11.  NOTES PAYABLE AND LINES OF CREDIT

     The Company may borrow up to 14% of total Bank assets from the Federal Home Loan Bank (FHLB) through any combination of notes or line of credit advances. The line of credit interest rate is a variable rate set daily by the lender. Both the notes payable and the line of credit are secured by a floating lien on all of the Company's residential first mortgage loans. The Company was required to purchase shares of capital stock in the FHLB as a condition to obtaining the line of credit.

     The Company's borrowings from the Federal Home Loan Bank are summarized:

              Maturity                              Interest
                date            Rate      Balance   frequency
          -----------------  ---------  ----------  ---------
            August 4, 2003    variable  $2,000,000  Quarterly
          December 2, 2003       1.99%     600,000  Quarterly
         November 22, 2004       2.56%     100,000  Quarterly
         November 21, 2005       3.11%     200,000  Quarterly
         December 19, 2005       3.02%     725,000  Quarterly
          December 3, 2007       3.36%     425,000  Quarterly
          December 3, 2007       4.04%     650,000  Quarterly
         December 10, 2007       3.75%     270,000  Quarterly
         December 17, 2007       3.81%     325,000  Quarterly
             June 23, 2008       5.51%   1,000,000  Quarterly
         November 23, 2009       3.79%     300,000  Quarterly
          October 17, 2012       4.45%     300,000  Quarterly
         February 11, 2019       5.00%     615,135   Monthly
                                        ----------
                                        $7,510,135
                                        ==========

          The $1,000,000 note due June 23, 2008 is callable June 23, 2003, but reported above based on its final maturity without considering the call date.

          In addition to the line of credit available from the FHLB, the Company has federal funds lines and other lines of credit from correspondent banks totaling $500,000.

12.   INCOME TAXES

          The components of income tax expense, are as follows:

                                    2002       2001       2000
                                 ----------  ---------  --------
  Current
    Federal                      $ 342,240   $248,263   $162,724
    State                           66,069     50,762     42,198
                                 ----------  ---------  --------
                                   408,309    299,025    204,922
  Deferred                        (107,001)   (53,513)   102,337
                                 ----------  ---------  --------
                                 $ 301,308   $245,512   $307,259
                                 ==========  =========  ========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


12.  INCOME TAXES (Continued)

          The components of the deferred tax (benefit) are as follows:

                                             2002       2001       2000
                                          ----------  ---------  ---------
Provision for loan and commitment losses  $ (66,522)  $(82,239)  $(84,280)
Net operating loss carryforward                   -          -    132,369
Pension reserve                              (6,798)    (3,797)         -
Depreciation                                   (204)     6,343     19,226
Cash method of accounting                   (33,477)    26,180     35,022
                                          ----------  ---------  ---------
                                          $(107,001)  $(53,513)  $102,337
                                          ==========  =========  =========

          The components of the deferred tax assets and liabilities as of December 31, are as follows:

Deferred tax assets
  Allowance for credit losses                       $361,892  $295,370  $213,131
  Pension reserve under life insurance contract       10,595     3,797         -
  Unrealized loss on securities available for sale         -         -     5,388
                                                    --------  --------  --------
                                                     372,487   299,167   218,519
                                                    --------  --------  --------
Deferred tax liabilities
  Depreciation                                        76,721    76,925    70,582
  Cash method of accounting                          100,431   133,908   107,726
  Unrealized gain on securities available for sale    38,206    18,072         -
                                                    --------  --------  --------
                                                     215,358   228,905   178,308
                                                    --------  --------  --------
Net deferred tax asset                              $157,129  $ 70,262  $ 40,211
                                                    ========  ========  ========

     The statutory federal income tax rate was 34% for 2002, 2001, and 2000. The provision for income taxes is reconciled as follows:

Income before income taxes                        $851,109   $700,469   $811,004
                                                  ---------  ---------  ---------

Tax provision at statutory rates                  $289,377   $238,159   $275,741
Increase (decrease) resulting from
  State income taxes, less federal benefit          31,044     27,251     33,989
  Nondeductible expenses                             4,843      4,286      4,161
  Tax-exempt income                                (23,402)   (20,712)         -
  Recognize change in expected tax reversal rate         -     (3,472)    (7,751)
  Other                                               (554)         -      1,119
                                                  ---------  ---------  ---------
Provision for income taxes                        $301,308   $245,512   $307,259
                                                  =========  =========  =========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


13.  OTHER OPERATING EXPENSES

          Other operating expenses are comprised as follows:

                                               2002       2001      2000
                                             ---------  --------  --------
     Advertising                             $ 70,800   $ 70,848  $ 51,713
     Data processing                          196,864    164,028   138,047
     Deposit assessment                        12,182     11,154    10,085
     Directors fees                            39,000     10,400     9,675
     Insurance                                 11,905      9,991    11,891
     Loan reports and collection costs         34,249     27,389    12,517
     Postage                                   52,377     47,590    38,456
     Professional fees                         93,263     94,166    85,258
     Provision for loss on loan commitments   (18,626)         -    25,250
     Proxy and transfer agent costs            18,833     22,658    17,061
     Software amortization                     12,947      9,664     6,155
     Stationery and supplies                   72,588     71,651    72,819
     Telephone                                 34,861     30,495    29,807
     Training                                  27,355     17,909    19,277
     Travel and entertainment                  27,082     32,565    26,967
     Other                                    131,085    102,685    85,154
                                             ---------  --------  --------
                                             $816,765   $723,193  $640,132
                                             =========  ========  ========

14.  RELATED PARTY TRANSACTIONS

     The executive officers and directors of the Company enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. A summary of the activity of loans to officers and directors follows:

                           2002         2001          2000
                        -----------  -----------  ------------
     Beginning balance  $1,885,513   $1,691,783   $ 1,686,228
     Advances              910,950      407,889     1,059,786
     Repayments           (924,587)    (271,203)   (1,034,124)
     Other changes               -       57,044       (20,107)
                        -----------  -----------  ------------
     Ending balance     $1,871,876   $1,885,513   $ 1,691,783
                        ===========  ===========  ============

          The Company paid rent to a company that is owned by a director. Annual rental payments of $3,600 were paid for each of the three years ended December 31, 2002.

          Officers, directors, and employees are depositors of the Bank, receiving the same deposit rate and terms as other customers with similar deposits. As of December 31, 2002, the deposits of executive officers and directors were approximately 4.6% of total deposits.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


14.  RELATED PARTY TRANSACTIONS (CONTINUED)

          During 2002, 2001, and 2000, the Bank leased office space to a director for $7,938 each year. A director is a partner in a law firm that periodically provides services to the Company or Bank. During 2001 payments to that law firm were $3,840. The Company paid $2,825 for other services to related parties during 2002.

15.  STOCK OPTION AND STOCK WARRANT PLANS

          During 1999, the Company granted 56,000 nonqualified stock options to the chief executive officer of the Bank. The options vest at 10% per year. These options, with an exercise price of $10, expire December 31, 2009.

          The Company has adopted a stock option plan, covering 35,000 shares of common stock, intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The plan provides for granting options to purchase shares of the common stock to the officers and other key employees of the Company and the Bank. No options have been granted.

          The organizers of the Company and certain partnerships controlled by the organizers purchased 272,574 shares of common stock sold in the initial offering and hold warrants to purchase up to 207,800 additional shares of common stock. The warrants are exercisable at a price of $10 per share for a period of 10 years, expiring June 30, 2003.

          A summary of the status of the Company's performance-based stock option plans follows:

                           Shares                       2002    2001    2000
-----------------------------------------------------  ------  ------  ------
Outstanding, end of year                               56,000  56,000  56,000
                                                       ======  ======  ======

Total vested                                           22,400  16,800  11,200
                                                       ======  ======  ======

          The Bank applies APB No. 25 in accounting for the stock option plan. Accordingly, no compensation expense has been recognized for the stock options granted. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), was issued in October, 1995 to establish accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 requires measurement of compensation expense provided by stock-based plans using a fair value based method of accounting, and recognition of the compensation expense in the statement of income or disclosure in the notes to the financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The estimated fair values of the Company's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

          The fair value of financial instruments equals the carrying value of the instruments except for the following:

                                        2002                      2001                      2000
                              ----------------------------------------------------------------------------
                               Carrying       Fair       Carrying       Fair       Carrying       Fair
                                amount        value       amount        value       amount        value
                              ----------------------------------------------------------------------------
Financial assets
  Loans, net                  $71,465,781  $72,558,326  $63,044,907  $63,963,437  $54,249,898  $54,153,821

Financial liabilities
  Interest-bearing deposits
   and securities sold under
   agreements to repurchase   $66,400,073  $67,752,314  $64,919,771  $65,542,890  $52,139,810  $52,368,199
  Notes payable                 7,510,135    7,623,403    2,222,875    2,238,502    1,630,092    1,579,782

          The fair values of securities, as disclosed in Note 5, are determined using market quotations.

          The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for possible loan losses.

          The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

          It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


17.  CAPITAL STANDARDS

          The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital requirements of the Bank are as follows:

                                                                Minimum           To be
                                                Actual      capital adequacy  well capitalized
                                            Amount   Ratio   Amount   Ratio   Amount   Ratio
                                            -------  ------  -------  ------  -------  ------
(in thousands)
DECEMBER 31, 2002
------------------------------------------
  Total capital (to risk-weighted assets)   $ 6,990    9.6%  $ 5,844    8.0%  $ 7,305   10.0%
  Tier 1 capital (to risk-weighted assets)  $ 6,076    8.3%  $ 2,922    4.0%  $ 4,383    6.0%
  Tier 1 capital (to average fourth
    quarter assets)                         $ 6,076    7.0%  $ 3,492    4.0%  $ 4,365    5.0%

December 31, 2001
------------------------------------------
  Total capital (to risk-weighted assets)   $ 6,470   10.1%  $ 5,110    8.0%  $ 6,387   10.0%
  Tier 1 capital (to risk-weighted assets)  $ 5,752    9.0%  $ 2,555    4.0%  $ 3,832    6.0%
  Tier 1 capital (to average fourth
    quarter assets)                         $ 5,752    7.5%  $ 3,061    4.0%  $ 3,826    5.0%

December 31, 2000
------------------------------------------
  Total capital (to risk-weighted assets)   $ 6,016   11.8%  $ 4,075    8.0%  $ 5,094   10.0%
  Tier 1 capital (to risk-weighted assets)  $ 5,379   10.6%  $ 2,038    4.0%  $ 3,056    6.0%
  Tier 1 capital (to average fourth
    quarter assets)                         $ 5,379    8.3%  $ 2,585    4.0%  $ 3,232    5.0%

          Tier 1 capital consists of capital stock, surplus, and undivided profits. Total capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance sheet items.

          Failure to meet the capital requirements could affect the Bank's ability to pay dividends and accept deposits and may significantly affect the operations of the Bank.

          In the most recent regulatory report, the Bank was categorized as well capitalized under the prompt corrective action regulations.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


18.  PARENT COMPANY FINANCIAL INFORMATION

     The balance sheets and statements of income and cash flows for Easton Bancorp, Inc. (Parent Only) follow:

                                                                 December 31,
BALANCE SHEETS                                           2002        2001        2000
                                                      ----------  ----------  -----------
                                Assets

Cash                                                  $   66,886  $   11,986  $   42,843
Investment in subsidiary                               6,149,780   5,787,384   5,368,717
Refundable taxes, net of refund due bank                  17,947      15,334      14,709
                                                      ----------  ----------  -----------
      Total assets                                    $6,234,613  $5,814,704  $5,426,269
                                                      ==========  ==========  ===========

                      Liabilities and Stockholders' Equity

Stockholders' equity
  Common stock                                        $   56,583  $   56,032  $   56,032
  Additional paid-in capital                           5,282,086   5,227,487   5,227,487
  Retained earnings                                      821,778     496,104     153,211
                                                      ----------  ----------  -----------
                                                       6,160,447   5,779,623   5,436,730
Accumulated other comprehensive income                    74,166      35,081     (10,461)
                                                      ----------  ----------  -----------
      Total stockholders' equity                       6,234,613   5,814,704   5,426,269
                                                      ----------  ----------  -----------
      Total liabilities and stockholders' equity      $6,234,613  $5,814,704  $5,426,269
                                                      ==========  ==========  ===========

                                                           Years Ended December 31,
STATEMENTS OF INCOME                                     2002        2001        2000
                                                      ----------  ----------  -----------
Revenue
  Interest revenue                                    $      156  $      643  $    1,955
  Dividends                                              261,627     112,064      28,016
  Equity in undistributed income of subsidiary           323,311     373,125     504,280
                                                      ----------  ----------  -----------
                                                         585,094     485,832     534,251
                                                      ----------  ----------  -----------
Expenses
  Furniture and equipment                                     66          50          54
  Other                                                   53,174      46,159      45,161
                                                      ----------  ----------  -----------
                                                          53,240      46,209      45,215
                                                      ----------  ----------  -----------
Income before income taxes                               531,854     439,623     489,036
Income tax benefit                                        17,947      15,334      14,709
                                                      ----------  ----------  -----------
Net income                                            $  549,801  $  454,957  $  503,745
                                                      ==========  ==========  ===========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


18.  PARENT COMPANY FINANCIAL INFORMATION (Continued)

                                                           Years Ended December 31,
STATEMENTS OF CASH FLOWS                                 2002        2001        2001
                                                      ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                   $     156   $     643   $   1,955
  Dividends received                                    261,627     112,064      28,016
  Income taxes refunded                                  15,334      14,709      80,116
  Cash paid for operating expenses                      (53,240)    (46,209)    (45,216)
                                                      ----------  ----------  ----------
                                                        223,877      81,207      64,871
                                                      ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from warrants exercised                       55,150           -           -
  Dividends paid                                       (224,127)   (112,064)    (28,016)
                                                      ----------  ----------  ----------
                                                       (168,977)   (112,064)    (28,016)
                                                      ----------  ----------  ----------

NET INCREASE (DECREASE) IN CASH                          54,900     (30,857)     36,855
                                                      ----------  ----------  ----------

Cash at beginning of year                                11,986      42,843       5,988
                                                      ----------  ----------  ----------
Cash at end of year                                   $  66,886   $  11,986   $  42,843
                                                      ==========  ==========  ==========

RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
   Net income                                         $ 549,801   $ 454,957   $ 503,745
   Adjustments to reconcile net income to net
     cash provided by (used in) operating activities
      Undistributed net income of subsidiary           (323,311)   (373,125)   (504,280)
      Deferred income taxes                                   -           -      80,116
      Increase in other assets                           (2,613)       (625)    (14,710)
                                                      ----------  ----------  ----------
                                                      $ 223,877   $  81,207   $  64,871
                                                      ==========  ==========  ==========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


19.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations:

                                                 Three months ended
                               December 31,   September 30,    June 30,   March 31,
                              --------------  --------------  ----------  ----------
2002
----
Interest revenue                 $1,334,842       $1,313,415  $1,282,805  $1,251,350
Interest expense                    488,550          478,489     502,788     526,643
Net interest income                 846,292          834,926     780,017     724,707
Provision for loan losses           131,442           53,088      53,088      52,815
Net income                          192,210          106,800     138,298     112,493
Comprehensive income                138,214          174,839     185,855      89,978
Earnings per share - basic            $0.25            $0.28       $0.25       $0.20
Earnings per share - diluted          $0.24            $0.27       $0.24       $0.20

2001
----
Interest revenue                 $1,330,409       $1,381,884  $1,384,313  $1,349,317
Interest expense                    602,697          682,549     705,325     680,934
Net interest income                 727,712          699,335     678,988     668,383
Provision for loan losses            28,744           79,814      56,034      48,354
Net income                          185,175           93,648      75,715     100,419
Comprehensive income                166,000          122,220      77,066     135,213
Earnings per share - basic            $0.33            $0.17       $0.14       $0.18
Earnings per share - diluted          $0.32            $0.16       $0.14       $0.18

2000
----
Interest revenue                 $1,379,233   $    1,369,086  $1,259,278  $1,154,511
Interest expense                    691,902          675,368     567,022     534,105
Net interest income                 687,331          693,718     692,256     620,406
Provision for loan losses           (19,291)          47,670      65,331      53,933
Net income                          165,690          136,029     101,633     100,393
Comprehensive income                208,489          163,651     108,796      89,719
Earnings per share - basic            $0.30            $0.24       $0.18       $0.18
Earnings per share - diluted          $0.29            $0.24       $0.17       $0.17




THE FOLLOWING COMMENT IS REQUIRED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION:

"This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation."

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              EASTON BANCORP, INC.

W. DAVID HILL, DDS                PRESIDENT, WILLIAM HILL MANOR, INC.
CHAIRMAN/CHIEF EXECUTIVE OFFICER

R. MICHAEL S. MENZIES, SR.        PRESIDENT/CHIEF EXECUTIVE OFFICER
PRESIDENT                         EASTON BANK & TRUST COMPANY

SHEILA A. WAINWRIGHT, CPS         CHIEF ADMINISTRATIVE OFFICER
SECRETARY                         CAULK MANAGEMENT COMPANY

JACK H. BISHOP, DDS               DENTIST, JACK H. BISHOP, DDS

J. PARKER CALLAHAN, JR.           FARMER

CHARLES T. CAPUTE                 ATTORNEY, CHARLES T. CAPUTE, LLC

STEPHEN W. CHITTY                 PRESIDENT, TALBOT CROWN AND BRIDGE DENTAL
                                  LABORATORY

J. FREDRICK HEATON, DMD           ENDODONTIST, J. FREDRICK HEATON, DMDPA

THOMAS E. HILL                    SENIOR VICE PRESIDENT, LEGG MASON WOOD &
                                  WALKER

WILLIAM C. HILL, PD               PRESIDENT, HILL'S DRUG STORE, INC.

WILLIAM R. HOUCK, DDS             PEDIATRIC DENTIST, WILLIAM R. HOUCK, DDS

DAVID F. LESPERANCE               PRESIDENT, LESPERANCE CONSTRUCTION COMPANY

VINODRAI MEHTA, MD                PHYSICIAN, VINODRAI MEHTA, MD

ROGER A. ORSINI, MD               PLASTIC & RECONSTRUCTIVE SURGEON, PRESIDENT,
                                  SHORE AESTHETIC & RECONSTRUCTIVE ASSOCIATES

MAHMOOD S. SHARIFF, MD            CARDIOLOGIST, MAHMOOD S. SHARIFF, MD

JAMES B. SPEAR, SR.               CEO, J.B. SALES COMPANY, INC.

MYRON J. SZCZUKOWSKI, JR., MD     ORTHOPEDIC SURGEON
                                  THE ORTHOPEDIC CENTER

JERRY L. WILCOXON, CPA            CERTIFIED PUBLIC ACCOUNTANT
                                  ANTHONY, WALTER, DUNCAN & WILCOXON, LLP


ALL OF THE PERSONS NOTED ABOVE ARE DIRECTORS OF EASTON BANCORP, INC.

                      DIRECTORS, OFFICERS AND ASSOCIATES OF
                           EASTON BANK & TRUST COMPANY


                                    DIRECTORS
                                    ---------

                               W. DAVID HILL, DDS
                              CHAIRMAN OF THE BOARD

                      SHEILA A. WAINWRIGHT, CPS - SECRETARY


JACK H. BISHOP, DDS                  M. LINDA KILDEA
J. PARKER CALLAHAN, JR.              PAMELA H. LAPPEN
CHARLES T. CAPUTE                    DAVID F. LESPERANCE
WALTER E. CHASE, SR.                 R. MICHAEL S. MENZIES, SR.
DELIA B. DENNY                       MARIAN H. SHANNAHAN
J. FREDRICK HEATON, DMD              MAHMOOD S. SHARIFF, MD
JEFFREY N. HEFLEBOWER                JAMES B. SPEAR, SR.
WILLIAM C. HILL, PD



                                    OFFICERS
                                    --------

R. MICHAEL S. MENZIES, SR.           DELIA B. DENNY
PRESIDENT/CHIEF EXECUTIVE OFFICER    EXECUTIVE VICE PRESIDENT

JEFFREY N. HEFLEBOWER                PAMELA A. MUSSENDEN
EXECUTIVE VICE PRESIDENT             EXECUTIVE VICE PRESIDENT/TREASURER

ROSE K. KLECKNER                     KATHLEEN A. KURTZ
VICE PRESIDENT/CREDIT ADMINISTRATOR  VICE PRESIDENT/MARKETING OFFICER

BRADFORD R. WATTS                    SUSAN D. HASCHEN
VICE PRESIDENT/LOANS                 ASSISTANT VICE PRESIDENT/OPERATIONS

JENNIFER W. LISTER                   ANNE M. RAY
ASSISTANT VICE PRESIDENT             ASSISTANT VICE PRESIDENT/LOANS

JACQUELINE D. WILSON                 TERRI L. BRANNOCK
ASSISTANT VICE PRESIDENT/LOANS       ASSISTANT TREASURER/BRANCH MANAGER

LISA A. IRONS
MORTGAGE LOAN OFFICER

                                       ASSOCIATES
                                       ----------

WENDY A. BUCKLER, LOAN OVERSIGHT COORDINATOR    CAMILLE A. PECORAK, ADMINISTRATIVE ASSISTANT

    SARAH J. CHANCE, OPERATIONS ASSISTANT        CASEY A. PINDER, PART-TIME CUSTOMER SERVICE
                                                               REPRESENTATIVE
    DEBORAH A. CIMBA, OPERATIONS ASSISTANT
                                                     KIMBERLY D. RADA, COMMUNITY BANKING
   ROCHELLE L. CORKELL, CUSTOMER SERVICE                  MANAGER - MARLBORO AVENUE
        REPRESENTATIVE - MARLBORO AVENUE
                                                  KELLY A. REED, COMMUNITY BANKING MANAGER -
  FLORENCE P. DODGE, ON CALL RECEPTIONIST -                        DENTON
                    DENTON
                                                      LAURA E. RINGGOLD, PART-TIME CREDIT
       BRENDA L. FORBES, LOAN PROCESSOR                    ADMINISTRATIVE ASSISTANT

   BEVERLY A. FORT, SENIOR CUSTOMER SERVICE         KATHLEEN M. ROE, CREDIT ADMINISTRATIVE
                REPRESENTATIVE                                    ASSISTANT

CHRISTINE L. FOXWELL, CREDIT ADMINISTRATIVE         AVONDA N.F. ROUNDS, CUSTOMER SERVICE
                   ASSISTANT                         REPRESENTATIVE ASSISTANT SUPERVISOR

  VERLYNN A. HANEKE, SENIOR CUSTOMER SERVICE    BRIDGET A. SCHETTINI, SENIOR CUSTOMER SERVICE
           REPRESENTATIVE - OXFORD                         REPRESENTATIVE - OXFORD

ERIC L. HONTZ, CREDIT ADMINISTRATIVE ASSISTANT     STACEY L. SLAUGHTER, FINANCIAL SERVICES
                                                            REPRESENTATIVE - DENTON
   ANNE H. HUGHES, MORTGAGE LOAN PROCESSOR
                                                     CASSANDRA L. WEBB, CUSTOMER SERVICE
      LAURA M. KING, INFORMATION MANAGER              REPRESENTATIVE - MARLBORO AVENUE

   JESSICA I. KINNISH, OPERATIONS ASSISTANT         SUZANNE W. WIELAND, CUSTOMER SERVICE
                                                               REPRESENTATIVE
      TRACY T. LEDNUM, CUSTOMER SERVICE
         REPRESENTATIVE SUPERVISOR                  JAMES W. WILLEY, FINANCIAL SERVICES
                                                           REPRESENTATIVE - DENTON
  STEPHEN J. MAYES, DOCUMENT TRANSPORTATION
                  MANAGER                             AMY M. WILLIS, PART-TIME CREDIT
                                                          ADMINISTRATIVE ASSISTANT
     TISSIER A. MOANEY, CUSTOMER SERVICE
                REPRESENTATIVE                     SHERRY L. WINSTEAD, PART-TIME CUSTOMER
                                                           SERVICE REPRESENTATIVE
   JANE A. PAUCIULO, ON CALL RECEPTIONIST